SECOND QUARTER 1999


FIRST UNION
CORPORATION
AND SUBSIDIARIES

MANAGEMENT'S ANALYSIS
OF OPERATIONS

QUARTERLY FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 1999

DIVIDEND GROWTH
CURRENT DIVIDEND ANNUALIZED
(IN DOLLARS)
(A line chart appears here. See the table for plot points.)

  78      79     80     81     82      83     84     85     86      87     88     89     90     91      92     93     94     95
 0.145  0.155  0.165   0.18    0.20  0.225  0.245   0.29   0.325  0.385   0.43   0.50   0.54    0.56   0.64   0.75   0.86    0.98

  96     97     98      Current
 1.10   1.22   1.58     1.88

FIRST UNION CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 1999
TABLE OF CONTENTS

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                                                                                          PAGE
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
Financial Highlights                                                                         1

Management's Analysis of Operations                                                          2

Consolidated Summaries of Income, Per Share, Balance Sheet and Other Data                  T-1

Merger-Related and Restructuring Charges                                                   T-2

Business Segments                                                                          T-3

Selected Performance, Dividend Payout and Other Ratios                                    T-11

Loans                                                                                     T-11

Interest-Only and Residual Certificates                                                   T-12

Allowance for Loan Losses and Nonperforming Assets                                        T-13

Intangible Assets                                                                         T-14

Deposits                                                                                  T-14

Time Deposits in Amounts of $100,000 or More                                              T-14

Long-Term Debt                                                                            T-15

Changes in Stockholders' Equity                                                           T-17

Capital Ratios                                                                            T-18

Unrealized Gains (Losses) in Certain Financial Instruments                                T-19

Securities Available for Sale                                                             T-20

Investment Securities                                                                     T-21

Off-Balance Sheet Derivative Financial Instruments                                        T-22

Off-Balance Sheet Derivatives - Expected Maturities                                       T-24

Off-Balance Sheet Derivatives Activity                                                    T-24

Net Interest Income Summaries
  Five Quarters Ended June 30, 1999                                                       T-25

  Year-to-Date June 30, 1999; June 30, September 30, and December 31, 1998                T-27

Consolidated Balance Sheets                                                               T-29

Consolidated Statements of Income
  Five Quarters Ended June 30, 1999                                                       T-30

  Year-to-Date June 30, 1999 and 1998                                                     T-31

Consolidated Statements of Cash Flows                                                     T-32

FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                   THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                                             JUNE 30,                       JUNE 30,
                                                                              -----------------------  -----------------------------

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                                     1999           1998            1999           1998
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
Net income before merger-related and restructuring
  charges (Operating earnings)                                               $     873            883          1,838          1,692
After tax merger-related and restructuring charges                                   -            634            259            653
------------------------------------------------------------------------------------------------------------------------------------
Net income after merger-related and restructuring charges                    $     873            249          1,579          1,039
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Diluted earnings
  Net income before merger-related and restructuring charges                 $    0.90           0.92           1.90           1.75
  Net income after merger-related and restructuring charges                       0.90           0.26           1.63           1.07
Basic earnings
  Net income before merger-related and restructuring charges                      0.92           0.93           1.92           1.77
  Net income after merger-related and restructuring charges                       0.92           0.27           1.65           1.09
Cash dividends                                                                    0.47           0.37           0.94           0.74
Book value                                                                       16.47          16.72          16.47          16.72
Period-end price                                                             $  47.125         58.250         47.125         58.250
Dividend payout ratio (Based on operating earnings)                              52.22 %        40.22          49.47          40.97
Average shares (In thousands)
  Diluted                                                                      961,793        962,160        964,963        969,180
  Basic                                                                        954,548        949,750        957,191        957,430
Actual shares (In thousands)                                                   956,286        988,150        956,286        988,150
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PERFORMANCE HIGHLIGHTS
Before merger-related and restructuring charges
    Return on average assets (a)                                                  1.56 %         1.62           1.65           1.59
    Return on average stockholders' equity (a) (b)                               21.25          23.91          22.75          22.55
    Overhead efficiency ratio (c)                                                57.28          55.16          56.69          55.76
Net charge-offs as a percentage of
  Average loans, net (a)                                                          0.53           0.47           0.51           0.43
  Average loans, net, excluding Bankcard (a)                                      0.43           0.29           0.39           0.27
Nonperforming assets to loans, net, and foreclosed properties                     0.70           0.66           0.70           0.66
Net interest margin (a)                                                           3.88 %         3.80           3.81           3.94
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CASH EARNINGS (EXCLUDING OTHER
  INTANGIBLE AMORTIZATION)
  Before merger-related and restructuring charges
    Net income                                                               $     953            951          1,999          1,816
    Diluted earnings per share                                               $    0.99           0.98           2.07           1.87
    Return on average tangible assets (a)                                         1.74 %         1.77           1.83           1.73
    Return on average tangible stockholders' equity (a) (b)                      33.16          32.59          35.62          30.25
    Overhead efficiency ratio (c)                                                54.63 %        52.90          54.09          53.46
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PERIOD-END BALANCE SHEET DATA
Securities available for sale                                                                             $   45,659         36,798
Investment securities                                                                                          1,871          2,229
Loans, net of unearned income                                                                                133,579        137,390
Earning assets                                                                                               202,061        200,083
Total assets                                                                                                 229,911        228,996
Noninterest-bearing deposits                                                                                  31,703         33,169
Interest-bearing deposits                                                                                    101,900        105,429
Long-term debt                                                                                                30,350         14,985
Stockholders' equity                                                                                      $   15,747         16,526
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

(a)   Annualized.
(b) Excludes average net unrealized gains or losses on debt and equity securities.
(c) The overhead efficiency ratio is equal to noninterest expense divided by the sum of tax-equivalent net interest income and fee and other income.

MANAGEMENT'S ANALYSIS OF OPERATIONS

       The following discussion and other portions of this Financial Supplement contain various forward-looking statements. Please refer to our 1999 Second Quarter Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

EARNINGS HIGHLIGHTS
       First Union's operating earnings in the first six months of 1999 were $1.8 billion, or $1.90 per share, compared with $1.7 billion in the first six months of 1998, or $1.75 per share. Operating earnings exclude merger-related and restructuring charges. Excluding previously announced nonrecurring gains of 20 cents per share related to the sale of First Union's interest in Electronic Payment Services, Inc., and the sale of net assets associated with our factoring business, operating earnings in the first six months of 1999 were $1.70 per share. After merger-related and restructuring charges, net income in the first six months of 1999 was $1.6 billion, or $1.63 per share, compared with $1.0 billion, or $1.07 per share, in the first six months of 1998.

       Second quarter 1999 operating earnings were $873 million compared with operating earnings of $883 million in the second quarter of 1998. Operating earnings per share were 90 cents in the second quarter of 1999, including an 8 cents per share after-tax gain on the sale of our factoring business. Operating earnings per share of 90 cents compare with 92 cents in the second quarter of 1998. The second quarter of 1999 included no merger-related and restructuring charges. These charges in the second quarter of 1998 amounted to $634 million after-tax.

       Operating earnings in the first half of 1999 represent a return on average stockholders' equity of 22.75 percent and a return on average assets of
1.65 percent.

       Key factors in the first half of 1999 compared with the first half of 1998 include:

o A 28 percent increase in fee and other income to $3.6 billion, excluding portfolio securities transactions. Growth was led by strong results in Capital Markets and Capital Management businesses. Capital Markets fee and other income was $846 million in the first half of 1999 compared with $662 million in the first half of 1998. The increase was led primarily by strong results in investment banking and trading. Capital Management fee and other income increased to $1.0 billion in the first half of 1999 from $877 million in the first half of 1998, led by retail brokerage services, trust and CAP account sales. The Capital Management Group had $164 billion in assets under management, including $75 billion in First Union-advised mutual funds, at June 30, 1999. Total assets under management at June 30, 1998, were $139 billion, including $64 billion in mutual funds.

o A modest increase in average loan balances and in noninterest bearing deposit balances. Period-end loan balances declined modestly, largely reflecting sales and securitization activity. In the second quarter of 1999, we securitized and retained as securities available for sale $6.7 billion in prime equity lines to facilitate funding flexibility.

o Expenses remained on target to limit full year 1999 expense growth to our goal of approximately 3 percent excluding merger-related and restructuring charges and the impact of the EVEREN Capital Corporation acquisition. First half 1999 noninterest expense was $4.56 billion compared with $4.65 billion in the first half of 1998, reflecting the impact of staff reductions that were part of a restructuring plan announced in March 1999. Excluding merger-related and restructuring charges, first half 1999 noninterest expense was $4.2 billion, up 14 percent from $3.7 billion in the first half of 1998. The first half of 1999 included expenses related to The Money Store Inc., which we acquired on June 30, 1998, in a purchase accounting acquisition. Accordingly, noninterest expense related to The Money Store is reflected in our results beginning June 30, 1998. Adjusting for this acquisition, expense growth in the first half of 1999 was 5 percent.

o Continued strength in credit quality. Nonperforming assets as a percentage of net loans and foreclosed properties were 0.70 percent at June 30, 1999, compared with 0.66 percent at June 30, 1998. Annualized net charge-offs were 0.51 percent of average net loans, compared with
         0.43 percent in the first six months of 1998.

       In addition to The Money Store, the first six months of 1999 also reflected the full impact of the purchase accounting acquisition of Bowles Hollowell Conner & Co., also completed in the second quarter of 1998.

OUTLOOK

       For several years we have stated our goal of creating a new kind of financial services company - one that operates about 50 percent like a traditional bank and 50 percent like a securities business. Since 1994 we have focused our efforts on building the knowledge-based businesses of capital markets and capital management, which we will begin to view as one focused business called First Union Securities in the fourth quarter of 1999. Since 1996 we have been transforming the processes and delivery channels in our General Bank (consisting primarily of consumer and commercial products) through commercial reengineering, implementation of our Future Bank initiative and the expansion of e-commerce offerings. We believe a new and flexible business model of this type is required to meet the changing demands of both individual and corporate customers. Our General Bank currently provides more than half of our profitability, although it is a slower-growth business than our securities business.

       While we are in the transition phase to this new business model, we expect to make substantial continued investments in our securities business, in our electronic delivery platform of the Future Bank, in the Internet and in First Union Direct call centers, and in other areas. We believe these investments are essential to our long-term growth and to our ability to attract, serve and retain our customers.

       The transformation to the new business model has resulted in significant changes to allow our customers many choices in how and where they do business with us. In some cases, this aggressive effort has resulted in lapses in customer service as we have simultaneously transformed our branch delivery system to the new business model while undertaking the integration of CoreStates Financial Corp, a pooling of interests merger, which was consummated in April 1998. We believe that through extensive employee training efforts, the addition of staff at high volume locations and specific plans to maintain higher sales and service staffing levels, we have taken the appropriate actions to achieve improved financial performance in our retail branch network. This outlook is based on encouraging trends in the performance measurements we use for evaluating service quality, new product sales volumes and the economic contribution of new product sales. While the transformation to the new business model poses some short-term risk to earnings, we believe that the failure to replace the traditional bank model poses greater long-term risks.

       The high-growth securities businesses in which we have invested have resulted in a growing proportion of our revenue coming from fee-producing businesses. In the first six months of 1999, 50 percent of our net tax-equivalent revenue came from fee and other income, excluding portfolio securities transactions, compared with 43 percent in the first six months of 1998.

       At the same time that we are investing to increase revenues over the long term, we are implementing a more disciplined approach to expense management by reducing our cost structure and by streamlining operations. We announced a restructuring plan in March 1999 designed to produce pre-tax cost savings of approximately $400 million for 1999. Operating expenses (excluding merger-related and restructuring charges, the anticipated effect of EVEREN and adjusting for The Money Store) for the year are estimated to be approximately $8.2 billion, or 3 percent higher than in 1998.

       Following a strategic review and analysis, we announced in May 1999 that we estimate 1999 earnings will be in the range of $3.3 billion to $3.4 billion, or $3.40 to $3.50 per share. This outlook excludes nonrecurring gains and merger-related and restructuring charges. The earnings outlook was revised from an earlier goal of approximately $4.00 per share largely because of the impact of the significant transformation under way in our business model. In addition, in 1998, we had several substantial noncore earnings items that amounted to approximately 50 cents more per share than is anticipated for 1999.

       The IMPACT OF YEAR 2000 section provides information about First Union's initiatives related to Year 2000 readiness and to expenses associated with these initiatives. The ACCOUNTING AND REGULATORY MATTERS section provides more information about legislative, accounting and regulatory matters that have recently been adopted or proposed.

MERGER AND CONSOLIDATION ACTIVITY

       In April 1999, we signed a definitive agreement to acquire EVEREN Capital Corporation, a full-service brokerage and asset management firm based in Chicago, Illinois. This transaction will provide First Union with a nationwide brokerage platform and augment our equity research, trading, underwriting and distribution capabilities. The acquisition, which will be accounted for as a purchase, is an all-stock transaction providing for each share of EVEREN common stock to be exchanged for approximately $31.00 in First Union common stock, based on the average price of First Union common stock for a ten-day period prior to consummation, which values the acquisition for accounting purposes at $1.1 billion. This excludes the present value of an employee retention pool of approximately $87 million, in restricted shares of First Union common stock, which will be issued over a three-year period to certain EVEREN employees, primarily brokers. We are currently evaluating various strategies for the integration of EVEREN, and those decisions will affect the amount of goodwill recorded at consummation as well as the amount of merger and integration charges to be incurred. We estimate that we will incur approximately $60 million in merger and integration charges, principally in the last two quarters of 1999, consisting primarily of expenses related to systems conversions and integration. As of June 30, 1999, we had repurchased in the open market 11 million of the shares to be issued in this transaction and expect to repurchase the remaining 13 million. This repurchase is in addition to our previously announced 50 million share repurchase programs. The LIQUIDITY AND FUNDING SOURCES-STOCKHOLDERS' EQUITY section provides further information related to our buyback programs. The transaction is expected to close at the end of the third quarter or at the beginning of the fourth quarter of 1999, subject to EVEREN stockholder and regulatory approvals and other conditions of closing.

       We continue to evaluate acquisition opportunities that we believe would provide access to customers and markets that complement our long-term goals. Acquisition opportunities are evaluated as a part of our ongoing capital allocation decision-making process. Decisions to pursue acquisitions will be measured in conjunction with financial performance guidelines adopted in 1997 and other financial and strategic objectives. Acquisition discussions and in some cases negotiations may take place from time to time, and future acquisitions involving cash, debt or equity securities may be expected.

BUSINESS SEGMENTS
BUSINESS FOCUS
       First Union's operations are divided into five business segments encompassing more than 50 distinct product and service units. These segments include Capital Markets Products, Capital Management Products, Consumer Products, Commercial Products and Treasury/Nonbank. Additional information can be found in Table 3.

       We have developed an internal performance reporting model to measure the results of operations of these five business segments. Because of the complexity of the corporation, we have used various estimates and allocation methodologies in the preparation of the Business Segments financial information. We continually evaluate our allocation methodologies as we refine our approach to measuring segment results of operations. In the first six months of 1999, we made significant refinements to certain allocation methodologies and the prior period information has been restated to reflect these refinements. These refinements include the allocation of certain nonearning assets and liabilities and the related funding cost from Treasury/Nonbank to the other business segments; elimination of the tax-equivalization of net interest income such that the tax effect is now included in income tax expense; and adjustments to certain capital attribution formulas. Generally, these methodology refinements reduced net income in Capital Markets Products, Capital Management Products, Consumer Products and Commercial Products.

       As mentioned in the OUTLOOK section, we will begin to view the activities of our Capital Markets and Capital Management businesses as one focused business called First Union Securities, but we will also continue to report the activities as separate business segments. This transformation is a key ingredient of our new business model that we are in the process of developing as the future design of our business in order to better serve our existing and future customers.

CAPITAL MARKETS PRODUCTS

       Our Capital Markets Group provides corporate and institutional clients with a complete selection of investment banking products and services. These products and services are fully integrated with our wholesale delivery strategy, and they are a natural extension of our Commercial Products strategy. Our large banking franchise provides a strong platform for the delivery of Capital Markets products and services to meet client needs.

       Our relationship coverage begins in our East Coast banking markets, and it extends nationwide through specialized industry expertise in such areas as communications and technology; health care; insurance; utilities; textiles and home furnishings; retail and specialty finance; oil and gas; financial institutions; real estate; and other specializations. In addition, our International unit continues to develop and utilize strong correspondent banking relationships overseas. The primary focus of the International unit is to meet the trade finance and foreign exchange needs of our domestic customers and correspondent financial institutions around the world, and to provide commercial banking and capital markets products to financial institutions and corporate clients overseas.

       Capital Markets has five business units: (1) Investment Banking, which includes loan syndication, investment grade and high yield debt, equity sales, research and underwriting, fixed income sales and trading, municipal sales and trading and underwriting, fixed income and equity derivatives, foreign exchange, merger and acquisition advisory services and Capital Partners (our merchant banking unit); (2) Real Estate Finance, primarily commercial real estate finance, structured product servicing and affordable housing;
(3) Traditional Banking, which encompasses corporate lending activities;
(4) Commercial Leasing and Rail, which includes operating, finance and leveraged leasing, and the nation's second largest general purpose railcar leasing operation; and (5) International.

       Capital Markets' net income was $510 million in the first six months of 1999 compared with $379 million in the first six months of 1998, and $240 million in the second quarter of 1999 compared with $197 million in the second quarter of 1998. Net interest income increased 33 percent to $663 million in the first six months of 1999, with average loans up 15 percent. Fee and other income increased 13 percent to $631 million, excluding trading account profits, in the first six months of 1999 compared with the first six months of 1998. This increase reflected strength in investment banking, which includes M&A advisory fees, venture capital, and third party asset securitizations. Fee and other income declined in the second quarter of 1999 compared with the first quarter of 1999 as a result of lower venture capital gains and trading account profits. For the six-month comparison, trading account profits increased from $104 million in 1998 to $215 million in 1999, due to strong results in fixed income and equity derivatives, foreign exchange and commercial mortgage-backed securities. Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. Market making and position taking activities across a wide array of financial instruments add to our ability to optimally serve our customers. Trading account assets were $12.2 billion at June 30, 1999, compared with $9.8 billion at December 31, 1998. Noninterest expense was $661 million in the first six months of 1999 compared with $566 million in the first six months of 1998 and $311 million in the second quarter of 1999, essentially unchanged compared with the second quarter of 1998. The increase was attributable to higher levels of incentives in the first quarter of 1999.

       Average net loans were $36 billion in the first six months of 1999 and $31 billion in the first six months of 1998. Loan growth between the two periods was generated primarily in the Specialized Industries unit, and it was related to new relationships and to the realignment of certain corporate customer relationships from the Commercial Products segment.

       Capital Markets will continue to expand its relationship banking efforts, including increased industry segment coverage and an expanded international presence. Because our international strategy is to support the trade finance needs of our domestic customers and correspondent financial institutions around the world rather than to lend to sovereign nations or foreign companies, we have limited credit exposure to emerging markets. Our exposure to emerging markets at June 30, 1999, had an average maturity of approximately 100 days and amounted to
1.2 percent of total assets.

CAPITAL MANAGEMENT PRODUCTS

       We have created a growing asset management business within our Capital Management Group, with products that provide the link between traditional banking and investing for retail and institutional customers. We had $164 billion in assets under management and $661 billion in assets under care at June 30, 1999. Assets under management include First Union-advised mutual funds of $75 billion, with the remaining $89 billion in assets related to trust and institutional accounts. These products and services are distributed through three key channels: First Union Brokerage Services, the Wheat First Union retail brokerage division of First Union Capital Markets Corp. and our retail full-service financial centers throughout our 12-state and Washington, D.C., marketplace.

       The Capital Management Group produced net income of $242 million in the first six months of 1999 compared with $196 million in the first six months of 1998, and $125 million in the second quarter of 1999 compared with $104 million in the second quarter of 1998. Net interest income amounted to $241 million in the first six months of 1999 compared with $203 million in the first six months of 1998. Capital Management businesses and products primarily generate fee income. Fee and other income in the first six months of 1999 increased 16 percent to $1.0 billion from $877 million in the first six months of 1998, driven by retail brokerage services, trust and CAP account sales. Noninterest expense in the first six months of 1999 was $872 million compared with $759 million in the first six months of 1998, and $439 million in the second quarter of 1999 compared with $380 million in the second quarter of 1998. Increases in both periods reflected higher personnel costs, primarily incentives associated with revenue growth.

       First Union's trust business encompasses personal trust, corporate trust and benefit services/institutional trust services. Personal trust fees contributed more than half of trust fees in the first half of 1999 and the first half of 1998, and increased 10 percent year over year. New business sales set a quarterly record of $21 million in the second quarter of 1999, up 59 percent from the second quarter of 1998.

       Assets in the First Union-advised Evergreen/Mentor mutual funds reached a record at June 30, 1999, of $75 billion compared with $64 billion at June 30, 1998. These funds are distributed through third party broker/dealers and through internal bank financial centers, retail brokerage offices and trust services.

       The Private Client Banking Group provides high net worth retail clients with a single point of access to First Union's investment products, mortgages, personal loans, trusts, financial planning, brokerage services and other products and services. In the first six months of 1999, the Private Client Banking Group had $3.6 billion of average net loans compared with $3.4 billion in the first six months of 1998, and $3.1 billion of average deposits in the first six months of 1999 compared with $2.6 billion in the first six months of 1998.

       The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in several of the Capital Management Group's lines of business, including Mutual Funds and Retail Brokerage Services. CAP Account amounts in Table 3 reflect CAP Account fees and the spread attributed to the on-balance sheet deposits. CAP Account assets increased to $48 billion by June 30, 1999, compared with $38 billion at year-end 1998, and the number of CAP accounts hit a milestone with more than 500,000. We are seeing increased investment activity through this product, and as an example, the number of brokerage trades increased 87 percent in the first six months of 1999 compared with the first six months of 1998.

       In addition, Retail Brokerage Services includes insurance products sold through the First Union Insurance Group. Insurance annuity sales increased 56 percent from the first six months of 1998.

       We anticipate increased growth in all of the Capital Management business lines as we introduce products and services throughout our multistate network and as we enhance relationships with new and existing customers.

CONSUMER PRODUCTS

       The Consumer Products segment encompasses our primary deposit-taking operation, providing an attractive source of funding for secured and unsecured consumer loans, first and second residential mortgages, installment loans, credit cards, direct auto loans and leases, and student loans. First Union's mortgage origination and servicing and home equity offices across the nation are included in Consumer Products through our operating subsidiaries, First Union Mortgage Corporation (FUMC), First Union Home Equity Bank (FUHEB) and The Money Store, Inc. Retail Branch Products encompasses residential first mortgage lending, auto finance, the ATM group, electronic and traditional consumer loan and deposit products. Card Products reflects the $2.1 billion owned credit card portfolio; the credit card fee and other income also reflects fee income generated from securitized credit card receivables. In addition, our traditional deposit and lending products are sold alongside nontraditional financial products, making our retail banking branches major distribution points for mutual funds, insurance and small business loans. The sales results pertaining to nontraditional products are found in either our Capital Management Products segment or our Commercial Products segment data. State-of-the-art technology, including centralized customer information centers, electronic and Internet banking capabilities, supports this approach.

       Consumer Products generated $523 million in net income in the first six months of 1999 compared with $516 million in the first six months of 1998, and $270 million in the second quarter of 1999, down from $286 million in the second quarter of 1998. Net income was positively affected by the contribution from The Money Store and gains from loan sales and securitizations, principally in the first quarter of 1999, while it was negatively affected by a lower level of deposits resulting from branch divestitures, primarily late in the third quarter of 1998. Net interest income was $1.8 billion in the first six months of 1999 and in the first six months of 1998. Fee and other income was $1.1 billion in the first six months of 1999 compared with $799 million in the first six months of 1998, with the increase primarily attributable to gains from the securitization of credit card, Small Business Administration (SBA) and student loans, and the sale of first mortgages. Residential mortgage income declined compared with the second quarter of 1998, largely reflecting a lower level of mortgage securitizations and a significant decline in refinancing activity. Noninterest expense was $1.8 billion in the first six months of 1999 compared with $1.5 billion in the first six months of 1998, and $900 million in the second quarter of 1999 compared with $772 million in the second quarter of 1998, with the increase largely related to the addition of The Money Store.

       Average consumer loans in the first six months of 1999 were $55 billion compared with $58 billion in the first six months of 1998. In addition to the impact from loans sold in connection with CoreStates-related branch divestitures, the decrease in the consumer loan portfolio reflects the sale or securitization of certain loans. In the second quarter of 1999 we also securitized and retained as securities available for sale $6.7 billion in prime equity lines to facilitate funding flexibility. The SECURITIES AVAILABLE FOR SALE and the ASSET SECURITIZATIONS sections provide further information, including a discussion of our business strategy for funding consumer loans. Information related to our total managed portfolio of consumer loans is in Table 5.

       In connection with the first quarter 1999 restructuring plan, we have ceased indirect auto lending and auto leasing activity. We are currently evaluating alternative strategies for the existing indirect lease portfolio. The net book value of the portfolio at June 30, 1999, was $5.1 billion. The value of this portfolio is subject to a combination of market and economic factors over the life of the portfolio including consumers' appetite for new cars, new car pricing and incentives, and the supply of used cards. These and other factors can significantly affect the realization of the portfolio over its life. Exiting this business will not affect our direct auto lending business. We will continue to originate direct auto loans through various delivery channels. The corporation's restructuring charge in the first six months of 1999 included $17 million related to exiting this business.

       Average consumer deposits were $73 billion in the first six months of 1999 and $80 billion in the first six months of 1998, largely reflecting the divestiture of $3.4 billion of deposits primarily in late 1998, $2.2 billion of which related to the CoreStates merger, and the movement of deposits into Capital Management investment products.

COMMERCIAL PRODUCTS

       Our wholesale delivery strategy is to provide a comprehensive array of financial solutions, including traditioanl commercial lending and cash management products, primarily focused on corporate customers (annual sales greater than $50 million); commercial customers (annual sales of $10 million to $50 million); and small-business customers (annual sales up to $10 million). We have an integrated relationship approach that leverages the capabilities of Capital Markets to provide complex financing solutions, risk management products and international services, and the capabilities of Capital Management to provide property and casualty insurance, pension plans and 401(k) plans.

       Commercial Products generated net income of $276 million in the first six months of 1999 compared with $293 million in the first six months of 1998, and $132 million in the second quarter of 1999 compared with $150 million in the second quarter of 1998. Net interest income was $816 million in the first six months of 1999 compared with $864 million in the first six months of 1998. Fee and other income increased 6 percent to $272 million in the first six months of 1999, led by cash management activity. Noninterest expense was $617 million in the first six months of 1999 and $616 million in the first six months of 1998, and $308 million in the second quarters of both 1999 and 1998.

       Average commercial loans in the first six months of 1999 declined to $34 billion from $37 billion in the first six months of 1998 due to reduced loan originations and renewals, as well as to the transfer of corporate customer relationships to Capital Markets. Average small business loans in the Small Business Banking Division increased 15 percent to $2.9 billion in the first six months of 1999 compared with the first six months of 1998.

       In Table 3, Commercial Products includes the lending activities of our Small Business Banking Division and excludes insurance, investment and retirement services, and commercial deposit services for small business customers.

TREASURY/NONBANK SEGMENT

       The Treasury/Nonbank segment includes management of our securities portfolios, our overall funding requirements and our asset and liability management functions. The Treasury/Nonbank segment contains the goodwill asset and the associated funding cost; certain expenses that are not allocated to the business segments, including goodwill amortization; and corporate charges. The SECURITIES AVAILABLE FOR SALE, INVESTMENT SECURITIES, LIQUIDITY AND FUNDING SOURCES and MARKET RISK MANAGEMENT sections provide information about our securities portfolios, funding sources and asset and liability management functions.

RESULTS OF OPERATIONS

NET INTEREST MARGIN

       Tax-equivalent net interest income of $3.7 billion in the first six months of 1999 was virtually unchanged when compared with the first six months of 1998.

       The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 3.81 percent in the first six months of 1999 compared with
3.94 percent in the first six months of 1998. The net interest margin narrowed from the first six months of 1998 because of a narrowing of loan and deposit spreads as a result of competitive factors and the interest rate environment. The margin also was negatively affected by the securitization of higher yielding credit card balances. Deposit divestitures in late 1998 related to the CoreStates merger also contributed to a declining margin as lower cost deposit funding was replaced with higher cost borrowings. Changes in the composition of our earning asset mix and a lower interest rate environment resulted in a decrease in the average rate on earning assets from 7.89 percent in the first six months of 1998 to 7.51 percent in the first six months of 1999. Our average rate paid on liabilities decreased from 4.58 percent to 4.28 percent over this same period due to the lower interest rate environment offset somewhat by the change in funding mix. It should be noted that we focus on net income and economic contribution when evaluating corporate strategies and that we place less importance on the net interest margin impact of such decisions.

       We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the MARKET RISK MANAGEMENT section.

FEE AND OTHER INCOME

       We are continually developing products to meet the challenges of increasing competition, changing customer demands and demographic shifts. We have pursued strategic investments to build high-growth lines of business to increase fee income. For example, we have significantly broadened our product lines, particularly in Capital Markets and in Capital Management, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in a 28 percent increase in fee and other income, excluding portfolio securities transactions, to $3.6 billion in the first six months of 1999 from $2.8 billion in the first six months of 1998.

       Fee and other income from Capital Markets and Capital Management activities amounted to more than one-half of fee and other income in the first six months of 1999. Capital Markets fee and other income increased 28 percent to $846 million in the first six months of 1999 from the first six months of 1998, led by strong results in investment banking and trading activities. Capital Management fee and other income increased 16 percent to $1.0 billion in the first six months of 1999 from the first six months of 1998, primarily related to strong growth in retail brokerage services, trust and CAP account sales. These activities are discussed further in the BUSINESS SEGMENTS section.

       In addition, strong results in residential mortgage, securitization activity and an increase in sundry income contributed to the increase in fee and other income. Residential mortgage income in the first six months of 1999 included $126 million of gains from the securitization and sale of $4.2 billion of residential mortgage loans. Securitization income increased by $185 million primarily resulting from the securitization and sale of credit card receivables, SBA loans and student loans in the first six months of 1999.

       Sundry income increased by $155 million in the first six months of 1999 compared with the first six months of 1998. Sundry income in the first six months of 1999 included a gain of $109 million on the sale of net assets associated with our factoring business, and a net gain of $177 million from the acquisition by Concord EFS, Inc. (Concord), of Electronic Payment Services, Inc., in which First Union held a 20 percent interest and the subsequent sale of the Concord shares. In the first six months of 1998, sundry income included branch sales gains of $84 million. There were no branch sales in the first six months of 1999.

       In the first quarter of 1999, portfolio-related net securities gains included a $19 million impairment loss on retained interests in certain home equity securitizations, particularly home improvement loans. This write-down was the result of the impact of revised loss assumptions on the valuation of the retained interests. More information related to interest-only and residual certificates is included in the SECURITIES AVAILABLE FOR SALE section.

NONINTEREST EXPENSE

       Noninterest expense was $4.56 billion in the first six months of 1999 and $4.65 billion in the first six months of 1998. Noninterest expense in the first six months of 1999 included expenses related to The Money Store, which was a purchase accounting acquisition. In addition, the first six months of 1999 included $398 million of merger-related and restructuring charges compared with $983 million in the first six months of 1998. In 1999 this included net merger-related expenses of $51 million related to CoreStates and a $347 million restructuring charge related to the restructuring plan we announced in March 1999. The March 1999 restructuring charge included costs associated with employee termination benefits, occupancy, asset write-offs and contract cancellations. Employee termination benefits included severance payments and related benefits and outplacement services for employees terminated in connection with the restructuring. Occupancy included write-downs to market value of owned premises that were held for disposition as a result of the restructuring. Occupancy also included cancellation payments or the present value of the remaining lease obligations for leased premises, or portions thereof, that have been or will be vacated as a result of the restructuring. Asset write-offs consisted primarily of computer hardware and software and other equipment that will no longer be used as a result of the restructuring. Contract cancellation costs represented the cost to cancel contracts that provided no future benefit to the corporation as a result of the restructuring. Of the $186 million of the restructuring charge that was utilized as of June 30, 1999, $100 million was related to payment of employee termination benefits, $48 million was related to the write-off of computer hardware no longer used as a result of the restructuring, and the rest was related to the cancellation of certain contracts and leases. Table 2 summarizes information about the merger-related and restructuring charges.

       The March 1999 restructuring plan is expected to produce cost savings of approximately $400 million in 1999, with the majority of these cost savings expected to be realized in the third and fourth quarters. The cost savings will primarily affect non-core businesses and non-revenue producing functions. We will continue to make significant investments in high-growth businesses such as Capital Markets, Capital Management, the retail delivery network and the Internet delivery channel. As a result, we do not expect the restructuring plan to adversely affect revenue growth. In addition to The Money Store and to the merger-related and restructuring charges, expenses in the first six months of 1999 reflected higher personnel costs, primarily incentives associated with revenue growth in Capital Markets and in Capital Management Group, and continued spending related to our Future Bank retail model. The operating overhead efficiency ratio before merger-related and restructuring charges was 56.69 percent in the first six months of 1999 and 55.76 percent in the first six months of 1998.

       Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. The increase in amortization expense in the first six months of 1999 from the first six months of 1998 was attributable to goodwill recorded in connection with the June 30, 1998, purchase accounting acquisition of The Money Store. We had $4.9 billion in other intangible assets at June 30, 1999, and $5.0 billion at December 31, 1998.

       The IMPACT OF YEAR 2000 section provides information about our Year 2000 readiness and associated expenses.

CREDIT RISK MANAGEMENT

LOANS

       The loan portfolio, which represents our largest asset class, is a significant source of interest income and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lending strategy stresses quality growth and portfolio diversification by product, geography and industry. A common credit underwriting structure is in place throughout the corporation.

       The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are generally used to finance fixed assets or acquisitions. Commercial real estate loans are typically used to finance the construction or purchase of commercial real estate.

       Our commercial lenders focus principally on middle-market companies. Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.

       Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.

       Net loans at June 30, 1999, were $134 billion compared with $135 billion at December 31, 1998. The loan portfolio at June 30, 1999, was composed of 57 percent in commercial loans and 43 percent in consumer loans. In 1998 turmoil in the global financial markets effectively closed down several capital markets financing alternatives and customers turned to more traditional lending products. As the global financial markets stabilized, our customers again sought alternative financing, and as a result, in the first quarter of 1999, loans declined from year-end 1998. In the second quarter of 1999, there was an increase in loan originations, which was partially offset by the securitization of certain consumer loans.

       At June 30, 1999, unused loan commitments related to commercial and consumer loans were $92 billion and $34 billion, respectively. Commercial and standby letters of credit were $12 billion at June 30, 1999. At June 30, 1999, loan participations sold to other lenders amounted to $2 billion.

       Average net loans were $135 billion in the first six months of 1999 and $132 billion in the first six months of 1998. The increase was due to growth in home equity loan and commercial loan balances, which more than offset reductions in mortgage loans and credit card balances. The average rate earned on loans was
8.08 percent in the first six months of 1999 compared with 8.57 percent in the first six months of 1998.

       The ASSET QUALITY section provides information about geographic exposure in the loan portfolio.

COMMERCIAL REAL ESTATE LOANS

       Commercial real estate loans amounted to 8 percent of the total portfolio at June 30, 1999, and at December 31, 1998. This portfolio included commercial real estate mortgage loans of $8 billion at June 30, 1999, and $9 billion at December 31, 1998. The decline reflects amortization and payoffs resulting from customers obtaining term financing.

ASSET SECURITIZATIONS

       In an asset securitization transaction that meets the applicable criteria to be accounted for as a sale, loans are securitized and sold, a gain is recognized at the time of the sale, and for transactions in which First Union retains an interest in the cash flows of the assets sold, an interest-only or residual certificate ("residual interest") is recorded. For student loans, SBA loans, credit card receivables and certain other consumer loans, asset securitization is our primary funding strategy. Residential mortgage loans may be either securitized and sold as they are originated or retained on-balance sheet, based on an analysis of various factors at the time of origination or purchase. In 1998 asset securitizations were the primary funding strategy for certain types of home equity loans. In the first six months of 1999, we reevaluated our business strategy for funding subprime home equity loan products and decided to pursue other strategies that are not accounted for as sales, and accordingly, do not result in gain recognition or a residual interest.

       Table 6 summarizes the activity in the balance sheet amounts for the interest-only and residual certificates, the related valuation assumptions and the related collateral data.

ASSET QUALITY
NONPERFORMING ASSETS

       At June 30, 1999, nonperforming assets were $940 million, or 0.70 percent of net loans and foreclosed properties, compared with $950 million, or 0.71 percent, at March 31, 1999, and $844 million, or 0.62 percent, at December 31, 1998.

       Loans or properties of less than $5 million each made up 76 percent, or $716 million, of nonperforming assets at June 30, 1999. Of the rest, nine loans or properties each between $5 million and $10 million accounted for $64 million; and eight loans or properties each over $10 million accounted for $160 million. Thirty-five percent of nonperforming assets were collateralized primarily by real estate at June 30, 1999, and 42 percent at December 31, 1998.

       Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first six months of 1999, $59 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period (or since origination if held for part of the period). The amount of interest income recorded on these assets in the first six months of 1999 was $14 million.

PAST DUE LOANS

       Accruing loans 90 days past due were $333 million at June 30, 1999, compared with $344 million at March 31, 1999, and $385 million at December 31, 1998. Of the past dues at June 30, 1999, $99 million were commercial loans or commercial real estate loans and $234 million were consumer loans.

NET CHARGE-OFFS

       Net charge-offs amounted to $344 million in the first six months of 1999 and $285 million in the first six months of 1998. Net charge-offs were 0.51 percent of average net loans in the first six months of 1999 compared with 0.43 percent in the first six months of 1998. The increase in part largely reflected charge-offs of a portion of two corporate credits. These borrowers experienced credit quality deterioration attributed to the third quarter 1998 financial markets disruption.

       We carefully monitor trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally, we continually evaluate our credit policies in light of changing economic trends, and where necessary we take steps we believe are appropriate.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

       The loan loss provision was $344 million in the first six months of 1999 compared with $285 million in the first six months of 1998. The allowance for loan losses was $1.8 billion at June 30, 1999, and at December 31, 1998. The allowance as a percentage of loans was essentially unchanged at June 30, 1999, compared with year-end 1998. At June 30, 1999, the overall portfolio credit quality remained stable compared with December 31, 1998, and we consider the allowance for loan losses adequate to cover probable credit losses inherent in the loan portfolio.

       Our methodology for determining the allowance for loan losses establishes both an allocated and unallocated component. The allocated portion of the allowance represents the allowance needed for specific loans and specific portfolios. The allocated portion of the allowance for commercial loans is based principally on current loan grades, historical loan loss rates, borrowers' creditworthiness, as well as analyses of other factors that might affect the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary given borrowers' collateral values and cash flows. The allocated portion of the allowance for consumer loans is based principally on delinquencies and historical and projected loss rates. The unallocated portion of our allowance for loan losses represents the results of other analyses, which are intended to ensure the allowance is adequate for other probable losses inherent in our portfolio. These analyses include consideration of changes in credit risk resulting from the changing underwriting criteria, including acquired loan portfolios, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected, overall credit criteria and other loss-predictive economic indicators.

       Impaired loans, which are included in nonaccrual loans, amounted to $486 million at June 30, 1999, compared with $424 million at December 31, 1998. Included in the allowance for loan losses at June 30, 1999, was $92 million related to $442 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In the first six months of 1999, the average recorded investment in impaired loans was $476 million, and $11 million of interest income was recognized on impaired loans. This income was recognized using the cash-basis method of accounting.

GEOGRAPHIC EXPOSURE

       The loan portfolio in the East Coast region of the United States is spread primarily across 106 metropolitan areas with diverse economies. Our largest markets are: Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; New York, New York; Philadelphia, Pennsylvania; and Washington, D.C. Substantially all of the collateral related to our $11 billion commercial real estate portfolio at June 30, 1999, was located in our East Coast banking region.

LIQUIDITY AND FUNDING SOURCES
       Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

       Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.

       Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities available for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well.

CORE DEPOSITS

       Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits were $122 billion at June 30, 1999, compared with $131 billion at December 31, 1998. The decline since year-end 1998 primarily reflects a seasonal dip in demand deposit accounts as well as the movement of time deposits into alternative investment products.

       In response to growing customer demand for investment products as alternatives to deposit products, we began offering mutual funds, annuities and other investment products in 1994. Although this reduces our deposit base, we do retain valuable customer relationships that might otherwise be lost to other financial services companies. We estimate that in the past 12 months, core deposits of approximately $4.5 billion have moved into those alternative customer investment products.

       The portion of core deposits in higher-rate, other consumer time deposits was 27 percent at June 30, 1999, and at December 31, 1998. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.

       Average core deposit balances were $124 billion in the first six months of 1999 and $125 billion in the first six months of 1998. In 1998 we divested $3.7 billion of deposits, including $2.2 billion in the third quarter of 1998. These were primarily regulatory-required divestitures in connection with acquisitions.

       In the first six months of 1999 and 1998, average noninterest-bearing deposits were 26 percent and 24 percent, respectively, of average core deposits. The first six months of 1999 average balances in savings and NOW and noninterest-bearing deposits were higher when compared with the first six months of 1998, while money market and other consumer time deposits were lower. Deposits can be affected by numerous factors, including branch closings and consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The NET INTEREST INCOME SUMMARIES section provides additional information about average core deposits.

PURCHASED FUNDS

       Purchased funds at June 30, 1999, were $51 billion compared with $53 billion at year-end 1998. The decrease occurred primarily because of our strategy to reduce the balance of low-yielding assets on our balance sheet. We reduced low-yielding assets by shrinking our short-term investment portfolio, altering hedging strategies and modifying certain trading strategies. These actions were taken to maximize our capacity to repurchase our common stock in the first six months of 1999. Average purchased funds in the first six months of 1999 were $50 billion compared with $53 billion in the first six months of 1998. Purchased funds are acquired through national market sources, and they include relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes. Purchased funds are also acquired through our large branch network by issuing $100,000 and over certificates of deposit and receipt of public funds and treasury deposits.

CASH FLOWS

       Cash flows from operations are a significant source of liquidity. Net cash provided from operations results from net income adjusted for noncash accounting items, primarily the provision for loan losses and depreciation. This cash was available in the first six months of 1999 to increase earning assets, to make discretionary investments and to reduce borrowings.

LONG-TERM DEBT

       Long-term debt amounted to $30 billion at June 30, 1999, and $23 billion at year-end 1998. The level of long-term debt was increased to take advantage of favorable market conditions and to provide a funding alternative to purchased funds.

       At June 30, 1999, and at December 31, 1998, long-term debt included $1.7 billion of trust capital securities. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the corporation. These capital securities are considered tier 1 capital for regulatory purposes.

       Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have $1.5 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors. In June 1999 we issued $400 million of 6 5/8 percent senior notes due in 2004.

       Our principal banking subsidiary, First Union National Bank, has available a global note program for the issuance of up to $20 billion of senior and subordinated notes. Under the program, $13 billion of the notes had been issued at June 30, 1999. In June 1999 First Union National Bank established a new global note program for the issuance of up to $25 billion of senior and subordinated notes. At June 30, 1999, no notes had been issued under this program. The sale of any additional notes will depend on future market conditions, funding needs and other factors.

       In the last six months of 1999, long-term debt of $6.5 billion will mature. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

CREDIT LINES

       We have $350 million in committed back-up lines of credit, $175 million of which expires in June 2000 and the remaining $175 million of which expires in July 2002. These credit facilities contain covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used these lines of credit.

STOCKHOLDERS' EQUITY

       The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

       Stockholders' equity was $16 billion at June 30, 1999, and $17 billion at December 31, 1998. Common shares outstanding amounted to 956 million at June 30, 1999, compared with 982 million at December 31, 1998. In connection with a 50 million share buyback program announced in November 1998, we repurchased 10 million shares at a cost of $617 million by year-end 1998, and we repurchased an additional 37 million shares at a cost of $1.9 billion in the first six months of 1999. In addition, in the second quarter of 1999, our Board of Directors authorized an additional 50 million share buyback program, which has not been utilized. In the first six months of 1998, we repurchased 40 million shares of common stock at a cost of $2.4 billion.

       In the first quarter of 1999, we also sold 14 million shares of common stock to an investment banking firm for $700 million under an agreement that entitles us to either repurchase these shares or otherwise settle the contract in late 1999 (10 million shares) and early 2000 (4 million shares) at $50.00 per share (subject to adjustment for interest costs). These sale transactions were recorded as a reduction of shares repurchased.

       We also have repurchased 11 million shares at a cost of $471 million (a total of approximately 24 million shares are expected to be repurchased) related to the EVEREN acquisition and which are incremental to the 50 million repurchase programs.

       We paid $901 million in dividends to common stockholders in the first six months of 1999 compared with $693 million in the first six months of 1998. This represented an operating dividend payout ratio of 49.47 percent in the first six months of 1999.

       At June 30, 1999, stockholders' equity was reduced by $349 million in accumulated other comprehensive income, net, substantially all of which was related to net unrealized losses on debt and equity securities.

SUBSIDIARY DIVIDENDS

       First Union National Bank is the largest source of parent company dividends. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends cannot exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well-capitalized level, our subsidiaries had $1.1 billion available for dividends at June 30, 1999, without prior regulatory approval. Our subsidiaries paid $1.4 billion in dividends to the parent company in the first six months of 1999. In addition, the consolidation of our principal bank in our northern region with our North Carolina-based bank resulted in a reduction of its capital of $600 million, which was paid to the parent company.

REGULATORY CAPITAL

       Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas including tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets, including certain off-balance sheet financial instruments, is currently 8 percent. At June 30, 1999, the tier 1 and total capital ratios were 6.65 percent and 10.68 percent, respectively, compared with 6.94 percent and 11.12 percent at December 31, 1998.

       In addition, the minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of 4 percent. Our leverage ratio at June 30, 1999, was 5.95 percent, and at December 31, 1998, it was 6.02 percent.

       The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At June 30, 1999, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.

MARKET RISK MANAGEMENT
INTEREST RATE RISK METHODOLOGY

       Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

       The Credit/Market Risk Committee of the corporation's Board of Directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

       Our methodology for measuring exposure to interest rate risk for policy measurement is intended to ensure we include a sufficiently broad range of rate scenarios and a pattern of rate movements that we believe to be reasonably possible. Our methodology measures the impact that 200 basis point rate changes would have on earnings per share over the subsequent 12 months.

       We use two separate measures that each include three standard scenarios in analyzing interest rate sensitivity for policy measurement. Each of these measures compares our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. One base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. Another base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the following 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" scenario and the "flat rate" scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

EARNINGS SENSITIVITY

       Our July 1999 estimate for future short-term interest rates (our "most likely rate" scenario) projects the federal funds rate will increase from the current rate of 5.00 percent to 5.25 percent by September 1999, remain constant through August 2000 and then decrease to 5.00 percent and stay at that level through June 2001. Our "flat rate" scenario holds the federal funds rate constant at 5.00 percent through June 2001.

       Based on the July 1999 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 3.4 percent. Our model indicates that earnings would benefit by 2.8 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario). Compared to our "most likely rate" scenario, earnings would decrease
3.7 percent over the policy measurement period if rates rise gradually by 200 basis points, and earnings would increase by 2.8 percent if rates fall gradually by 200 basis points.

       In addition to the standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our July 1999 outlook, if interest rates in calendar year 2000 were 200 basis points lower than our "most likely rate" scenario, earnings would increase by 7.1 percent. If rates were 200 basis points higher than our "most likely rate" scenario in 2000, those earnings would be negatively affected by 7.2 percent.

       While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings, and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

UNREALIZED GAINS (LOSSES) IN CERTAIN FINANCIAL INSTRUMENTS

       Beginning this quarter, we have included Table 14, which is designed to summarize unrealized gains and losses in the securities available for sale, investment securities and off-balance sheet derivative portfolios. Changes in the market value of the instruments in these three portfolios, and corresponding unrealized gains and losses, are primarily the result of changes in market interest rates. These three portfolios are the primary means we use to manage overall interest rate risk while enhancing corporate earnings. Changes in the market value of these portfolios offset changes in market value and future interest income or expense related to other balance sheet items, such as loans, deposits and borrowings.

       At June 30, 1999, the combined market value in these portfolios as described in Table 14 was a net unrealized loss of $293 million. The increase or decrease in the value of these portfolios has very little impact on current earnings.

SECURITIES AVAILABLE FOR SALE

       The securities available for sale portfolio consists primarily of U.S. Treasury, U.S. Government agency, municipal and asset-backed securities, which includes interest-only and residual certificates. At June 30, 1999, we had securities available for sale with a market value of $46 billion compared with $37 billion at year-end 1998.

       On January 1, 1999, we adopted Statement of Financial Accounting Standards No. 134 (see the ACCOUNTING AND REGULATORY MATTERS section). In adopting this Standard, we classified all interest-only and residual certificates ("residual interests"), which resulted from our securitization transactions accounted for as sales, as securities available for sale.
Purchased residual interests are also classified as securities available for sale. The fair value of the residual interests at June 30, 1999, was $1.5 billion. If at any time the estimated fair value of an individual residual interest indicates that the yield is below a risk-free rate of return, a loss is recognized in earnings for the amount by which the fair value exceeds the carrying value; otherwise valuation changes are reflected through other comprehensive income.

       We use complex modeling techniques to estimate the fair value of residual interests. These modeling techniques estimate the amount and timing of cash flows over the estimated life of the residual interests using assumptions for discount rates, collateral prepayment, delinquency and loss trends, and servicing effectiveness. The determination of the appropriate assumptions to be used in the valuation model is subjective, and minor changes in assumptions can have a significant impact on the fair value of a residual interest and the timing of recognition in earnings of an impairment loss.

       Securities available for sale transactions resulted in net realized gains of $24 million in the first six months of 1999 compared with $48 million in the first six months of 1998. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments.

       The average rate earned on securities available for sale was 6.61 percent in the first six months of 1999 and 6.64 percent in the first six months of 1998. The average maturity of the portfolio was 7.41 years at June 30, 1999.

INVESTMENT SECURITIES

       The investment securities portfolio consists primarily of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $1.9 billion at June 30, 1999, and $2.0 billion at December 31, 1998.

       The average rate earned on investment securities was 8.17 percent in the first six months of 1999 and 7.73 percent in the first six months of 1998. The average maturity of the portfolio was 5.46 years at June 30, 1999.

OFF-BALANCE SHEET DERIVATIVES
FOR INTEREST RATE RISK MANAGEMENT

       As part of our overall interest rate risk management strategy, we use off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate risk management include various interest rate swap, futures and option structures with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for interest rate risk management will not have any significant unintended effect on corporate earnings. As a matter of practice we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

       The fair value of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $379 million at June 30, 1999, compared with $1.1 billion at December 31, 1998.

       The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions, which at June 30, 1999, were not significant.

       Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure. As of June 30 , 1999, the total mark-to-market related credit risk for derivative transactions in excess of counterparty thresholds was $573 million. The fair value of collateral held exceeded the total mark-to-market related credit risk in excess of counterparty thresholds as of such date. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

TRADING RISK MANAGEMENT

       Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the imposition of value-at-risk (VAR) limits and an active, independent monitoring process.

       We use the VAR methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also measures the effect of the interrelationships among the various trading instruments to determine how much risk is eliminated by offsetting positions. The VAR analysis is supplemented by stress testing on a daily basis. The analysis captures all financial assets and liabilities that are considered trading positions (including loan trading activities), foreign exchange and financial and foreign currency derivative instruments. The calculation uses historical data from the most recent 252 business days. The total VAR amount at June 30, 1999, was $12 million, compared to $19 million at December 31, 1998, substantially all of which related to interest rate risk.

IMPACT OF YEAR 2000

       In February 1996, First Union initiated a Year 2000 project to address the issues associated with its computer systems and business functions through the turn of the century. The project, which is under the overall direction of the chief technology officer, consists of a project team representing all areas within First Union. The progress of the work related to Year 2000 compliance is reported to a Year 2000 steering committee on a monthly basis and to the Audit Committee of the Board of Directors on a monthly basis. The bank regulatory agencies established June 30, 1999, as a date by which certain key Year 2000 activities were required to be completed. We satisfied these requirements at June 30, 1999. This Year 2000 information is designated as Year 2000 Readiness Disclosures related to the Year 2000 Information and Readiness Disclosure Act.

       We have assessed the Year 2000 risk of information technology systems, non-information technology systems and business relationships as: Mission Critical - those areas where lack of compliance could cause major operational risk to First Union; High Risk - those areas where lack of compliance could affect First Union, but would not cause the failure of core operations; Medium Risk - those areas where lack of compliance would not have a major impact to our customers; or Low Risk - those areas that do not affect customers and that could be delayed or otherwise processed on an exception basis.

       The Planning and Assessment phase, which includes the identification of potential points of failure requiring focused Year 2000 efforts, was substantially completed in 1998.

INFORMATION TECHNOLOGY SYSTEMS

       Information technology systems include proprietary and vendor-supported business applications. The most significant phases of the Year 2000 project related to information technology systems are analysis and remediation, remediation testing, and certification. Analysis and remediation includes the modification of program code to address date-related issues. Remediation testing includes limited integration testing and unit testing in various test environments to validate remediation. In this phase, applications are tested for Year 2000 compliance to verify that the application executes correctly with Year 2000 changes included. We consider information technology systems to be Year 2000 compliant when the analysis and remediation and remediation testing phases of the Year 2000 project have been completed.

       As of June 30, 1999, we had completed the analysis and remediation and remediation testing phases on all major business applications that are rated Mission Critical and High Risk, with the exception of one vendor-supported application where the Year 2000-related effort is being completed in conjunction with our conversion to this application, both of which are expected to be completed by August 31, 1999. The analysis and remediation and remediation testing phases on all major business applications that are rated Medium Risk or Low Risk are substantially complete.

       The analysis and remediation and remediation testing phases on EVEREN's major business applications are expected to be completed by the date of consummation of this acquisition, which is currently expected to occur at the end of the third quarter or at the beginning of the fourth quarter of 1999.

       With respect to personal computers, we have identified which versions of software and which models of hardware the manufacturers have identified as Year 2000 compliant, and we continually reassess manufacturers' representations. As of June 30, 1999, substantially all of the personal computer hardware and software at all First Union locations had been certified as Year 2000 compliant.

       The certification phase includes integrated processing of future dates and addresses all frequencies of processing and all major computing platforms. Every effort has been made to emulate a production environment, including applications, system software, hardware and critical internal and external interfaces. Certification also includes user acceptance testing and testing with customers and other key counterparties.

       The certification phase began in late 1998. Testing for all significant cycles will be completed by September 30, 1999. In addition, during the fourth quarter of 1999, a final certification test will take place in conjunction with a strict change control process to ensure that information technology systems remain Year 2000 compliant.

NON-INFORMATION TECHNOLOGY SYSTEMS

       First Union's Year 2000 project encompasses embedded technology in non-information technology areas, including facilities and related building services, such as utilities, security systems, general business equipment and non-computer office equipment. As of June 30, 1999, there were approximately 70 facilities and the related building services that have been identified as Mission Critical or High Risk. At June 30, 1999, testing of these Mission Critical and High Risk facilities and the related building services was 70 percent complete. Other Year 2000 priorities have delayed completion of all the facilities; however, substantially all of them will be completed by August 31, 1999.

BUSINESS RELATIONSHIPS

       We have requested warranties from our vendors certifying that their products will be Year 2000 compliant. In addition, we have identified and are separately monitoring on an ongoing basis those vendors who are not compliant, who have not responded to our requests or who have not adequately demonstrated that they can make their products Year 2000 compliant.

       First Union is evaluating the Year 2000 readiness of its borrowers and the resulting effect on the credit quality of our loan portfolio. We have developed a Year 2000 credit risk policy, which requires that a risk assessment be performed on all new and existing borrowers, subject to certain criteria. All borrowers covered by the policy have been assigned a Year 2000 risk rating, which is periodically reevaluated as new information becomes available.

       External customer testing began in January 1999, and it will continue throughout 1999. This testing will verify the Year 2000 readiness of transmissions, file exchanges, and input and output transaction capabilities between First Union and participating customers and third party agencies. Testing with third parties is occurring based on published schedules by each third party, and First Union is participating in all third party mandatory testing dates. Wire transfer testing with the Federal Reserve, CHIPS and SWIFT has been successfully completed.
All ATM networks have been tested and certified.

POTENTIAL DISRUPTIONS

       While First Union is making every effort to prepare for potential Year 2000 disruptions, there can be no guarantee that unforeseen internal or external Year 2000 failures or disruptions that could have operational or financial impact will not occur. We anticipate that the most reasonably likely worst case scenario that we could face would include third party Year 2000 disruption.

       First Union has taken action to anticipate and react to potential Year 2000 disruptions. This includes the development of business continuity plans and contingency plans. These plans support the process to ensure that First Union can continue operations in the event that information technology systems, non-information technology systems or business relationships are not Year 2000 compliant. As of June 30, 1999, all business continuity plans were complete and tested. In addition, these plans will continue to evolve with changes in the business.

       In support of First Union's transition into Year 2000, a network of control centers will be utilized to handle problem management and reporting. A main control center will be established that will serve as the primary contact point for bank management and outside agencies, and it will include onsite representation from Year 2000 management, Corporate Crisis Management and Internal Audit. Tools and procedures are being developed to support these efforts, and they are planned to be in place by September 30, 1999. Contingency plans are being developed for all control centers and their critical components. A mock test for all control centers, tools and procedures will be performed in November 1999 with a final readiness review taking place in December 1999. Control centers will be open and operational from late December 1999 through early January 2000.

LIQUIDITY

       The Federal Reserve has acknowledged that the flow of funds into and out of insured depository institutions may be more volatile at year-end 1999 as a result of Year 2000-related concerns. In response, the Federal Reserve has established a Century Date Change Special Liquidity vehicle to enable depository institutions to confidently commit to supplying credit to other financial institutions and businesses through the end of this year. We have planned our need for funding based on the assumption that some customers will withdraw funds from demand accounts in preparation for Year 2000, demand for currency will be higher than normal, demand for credit may be higher than normal, and certain wholesale funding markets may be less liquid than normal. We have prepared for the possibility that these could occur by systematically extending the maturity of term deposits and borrowings beyond the fourth quarter of 1999, by improving the liquidity of our asset portfolio, and by arranging for backup credit facilities where necessary.

COST

       First Union currently estimates the cost for the Year 2000 project will amount to $60 million to $65 million pretax. This amount includes only the costs associated with the core Year 2000 project office team, incremental personnel and contractors hired specifically to participate in the Year 2000 project and direct expenses incurred on the project. The cost associated with the redeployment of personnel to the Year 2000 projects, which is excluded from the costs included herein, is expected to be significantly less than the incremental cost. In the first six months of 1999, $20 million was incurred on the Year 2000 project, and as of June 30, 1999, $46 million has been incurred since project inception.

ACCOUNTING AND REGULATORY MATTERS

       Statement of Financial Accounting Standards No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, conforms the accounting for securities retained after the securitization of mortgage loans with the accounting for securities retained after the securitization of other types of assets. Under this Standard, retained interests resulting from the securitization of mortgage loans held for sale are classified either in securities available for sale or in trading account assets based on intent. The corporation adopted this Standard on January 1, 1999, and as a result, we reclassified all interest-only and residual certificates to securities available for sale.

       Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by Standards No. 137, establishes accounting and reporting standards for derivatives and hedging activities. This Standard requires that all derivatives be recognized as assets or liabilities in the balance sheet and that such instruments be measured at fair value through adjustments to either other comprehensive income or current earnings or both, depending on the purpose for which the derivative is held. This Standard significantly changes the accounting for hedge-related derivatives. For the corporation, the Standard is effective January 1, 2001. The corporation is in the process of assessing the impact of this Standard.

       Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

       Both houses of the U.S. Congress have passed separate bills providing for financial modernization legislation. Such legislation would generally permit common ownership by bank holding companies of commercial banks, investment banks, insurance companies and similar financial firms, and would permit those organizations to engage in certain businesses that bank holding companies are currently prohibited from undertaking. The two versions of financial services legislation are currently the subject of a House and Senate compromise committee, and it is uncertain whether final financial modernization legislation will ultimately be passed by both houses of the U.S. Congress, whether such legislation will become law and what the impact of such legislation would be to First Union. Given the uncertainty of the proposal process, we cannot assess the impact of any such proposals on our financial condition or results of operations. Various other legislative and accounting proposals concerning the banking industry are pending in Congress and with the Financial Accounting Standards Board, respectively.

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE, BALANCE SHEET AND OTHER DATA
------------------------------------------------------------------------------------------------------------------------------------


                                                       TWELVE                          1999                                     1998
                                                       MONTHS        ----------------------  ---------------------------------------
                                                        ENDED
                                                     JUNE 30,          SECOND         FIRST        FOURTH         THIRD       SECOND
(IN MILLIONS, EXCEPT PER SHARE DATA)                     1999         QUARTER       QUARTER       QUARTER       QUARTER      QUARTER
------------------------------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                                   $    14,855           3,624         3,572         3,768         3,891        3,727
------------------------------------------------------------------------------------------------------------------------------------
Interest income (a)                               $    14,981           3,657         3,603         3,799         3,922        3,754
Interest expense                                        7,589           1,779         1,792         1,970         2,048        1,922
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                 7,392           1,878         1,811         1,829         1,874        1,832
Provision for loan losses                                 750             180           164           167           239          150
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses (a)                                       6,642           1,698         1,647         1,662         1,635        1,682
Securities transactions - portfolio (b)                   333              (1)           25            98           211           25
Fee and other income                                    6,878           1,707         1,925         1,644         1,602        1,506
Merger-related and restructuring charges (c)              627               -           398           205            24          954
Other noninterest expense                               8,344           2,053         2,111         2,282         1,898        1,855
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                          4,882           1,351         1,088           917         1,526          404
Income taxes                                            1,325             445           351            29           500          128
Tax-equivalent adjustment                                 126              33            31            31            31           27
------------------------------------------------------------------------------------------------------------------------------------
Net income                                        $     3,431             873           706           857           995          249
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic                                             $      3.54            0.92          0.73          0.87          1.02         0.27
Diluted                                                  3.51            0.90          0.73          0.87          1.01         0.26
Cash dividends                                    $      1.78            0.47          0.47          0.42          0.42         0.37
Average shares - Basic (IN THOUSANDS)                       -         954,548       959,833       980,006       981,659      949,750
Average shares - Diluted (IN THOUSANDS)                     -         961,793       968,626       990,890       993,208      962,160
Average stockholders' equity (d)
  Quarter-to-date                                 $         -          16,215        16,058        16,732        16,383       14,607
  Year-to-date                                              -          16,137        16,058        15,800        15,485       15,029
Book value                                              16.47           16.47         16.76         17.48         17.54        16.72
Common stock price
  High                                              65  11/16        55 15/16      65  1/16      63 15/16      65 11/16        63
  Low                                               42   1/16        42  1/16        48 5/8      44 11/16      47  9/16       55 1/4
  Period-end                                      $ 47    1/8        47   1/8       53 7/16      60 13/16      51  3/16       58 1/4
    To earnings ratio (e)                               13.43 X         13.43         18.62         20.61         19.10        23.78
    To book value                                         286 %           286           319           348           292          348
BALANCE SHEET DATA
Assets                                                229,911         229,911       222,955       237,363       234,580      228,996
Long-term debt                                    $    30,350          30,350        24,858        22,949        18,776       14,985
OTHER DATA
ATMs                                                    3,955           3,955         3,849         3,690         3,645        3,613
Employees                                              66,491          66,491        70,775        71,486        71,307       72,159
------------------------------------------------------------------------------------------------------------------------------------

(a)  Tax-equivalent.
(b) Securities transactions include an investment security gain of $4 million in the second quarter of 1998.
(c) After tax merger-related and restructuring charges amounted to $259 million in the first quarter of 1999; $136 million in the fourth quarter of 1998; $16 million in the third quarter of 1998; and $634 million in the second quarter of 1998.
(d) Excludes average net unrealized gains or losses on debt and equity securities.
(e)  Based on diluted earnings per share.

TABLE 2
MERGER-RELATED AND RESTRUCTURING CHARGES

--------------------------------------------------------------------------------------------------------------------------
                                                                                                                      SIX
                                                                                                                   MONTHS
                                                                                                                    ENDED
                                                                                                                 JUNE 30,
(IN MILLIONS)                                                                                                        1999
--------------------------------------------------------------------------------------------------------------------------
MERGER-RELATED CHARGES
CoreStates acquisition                                                                                       $         75
Reversal of prior CoreStates accruals related primarily to
  employee termination benefits, occupancy and other                                                                  (24)
--------------------------------------------------------------------------------------------------------------------------
        Total merger-related charges                                                                                   51
--------------------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES
Employee termination benefits                                                                                         196
Occupancy                                                                                                              54
Asset write-offs                                                                                                       69
Contract cancellations                                                                                                 25
Other                                                                                                                   3
--------------------------------------------------------------------------------------------------------------------------
        Total restructuring charges                                                                                   347
--------------------------------------------------------------------------------------------------------------------------
        Total merger-related and restructuring charges                                                       $        398
--------------------------------------------------------------------------------------------------------------------------
After-tax merger-related and restructuring charges                                                           $        259
--------------------------------------------------------------------------------------------------------------------------

                                                                                                                     1999
                                                                                                --------------------------
                                                                                                      SECOND        FIRST
(IN MILLIONS)                                                                                        QUARTER      QUARTER
--------------------------------------------------------------------------------------------------------------------------
ACTIVITY IN THE RESTRUCTURING ACCRUAL

Balance, beginning of period                                                                    $        587          398
Restructuring charges                                                                                      -          347
Cash payments                                                                                           (130)         (93)
Reversal of prior CoreStates accruals related primarily to
  employee termination benefits, occupancy and other                                                       -          (24)
Noncash write-downs                                                                                      (56)         (41)
--------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999 (a)                                                                      $        401          587
--------------------------------------------------------------------------------------------------------------------------

(a) The June 30, 1999, balance includes $227 million related to First Union's restructuring plan announced in the first quarter of 1999 and $156 million related to the CoreStates and Signet mergers.

TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                  THREE MONTHS ENDED JUNE 30, 1999
                                     -----------------------------------------------------------------------------------------------
                                                                   REAL                          COMMERCIAL
                                                 INVESTMENT      ESTATE     TRADITIONAL     LEASING &
(IN MILLIONS)                                       BANKING     FINANCE         BANKING          RAIL    INTERNATIONAL       TOTAL
--------------------------------------           ---------- -----------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                             $      47          24             166            65               47         349
  Provision for loan losses                               5           -              47             3                -          55
  Trading account profits                                70          33               -             -                -         103
  Fee and other income                                  162         (10)             18            39               51         260
  Noninterest expense                                   158          28              47            27               51         311
  Income tax expense                                     41         (10)             34            23               18         106
--------------------------------------           ---------- -----------------------------------------------------------------------
  Net income                                      $      75          29              56            51               29         240
--------------------------------------           ---------- -----------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                           6.26  %    49.87            8.53         98.63            18.91       21.30
  Average loans, net                              $   3,145       2,352          20,950         5,040            4,559      36,046
  Average deposits                                    2,740         770           3,475            22            4,539      11,546
  Average attributed stockholders'
    equity                                        $     826         237           2,635           207              608       4,513
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                               RETAIL
                                                                PRIVATE                   BROKERAGE &
                                                     MUTUAL      CLIENT             CAP     INSURANCE
(IN MILLIONS)                              TRUST      FUNDS     BANKING         ACCOUNT      SERVICES            OTHER       TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                  $      11          1          43              46            20                -         121
  Provision for loan losses                    -          -          (1)              -             -                -          (1)
  Fee and other income                       165        111           4              28           234              (22)        520
  Noninterest expense                        109         68          21              32           209                -         439
  Income tax expense                          26         17          10              16            17               (8)         78
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                           $      41         27          17              26            28              (14)        125
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)               71.42 %    41.04       27.73           70.71         33.33                -       46.15
  Average loans, net                   $     158          -       3,599               -         1,525                -       5,282
  Average deposits                         2,566          -       3,178          14,100             -                -      19,844
  Average attributed stockholders'
    equity                             $     232        159         249             149           333              (29)      1,093
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                   HOME
                                                                               EQUITY &
                                                                  FIRST             THE                         RETAIL
                                                                  UNION           MONEY          CARD           BRANCH
(IN MILLIONS)                                                  MORTGAGE           STORE      PRODUCTS         PRODUCTS       TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                       $        21             144            62              673         900
  Provision for loan losses                                           -              17            40               37          94
  Fee and other income                                               97             113           108              212         530
  Noninterest expense                                                66             150            65              619         900
  Income tax expense                                                 20              34            25               87         166
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $        32              56            40              142         270
-----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                     106.78 %         17.07         36.49            24.86       26.05
  Average loans, net                                        $     1,618          12,284         2,564           36,669      53,135
  Average deposits                                                1,332              66             9           70,687      72,094
  Average attributed stockholders'
    equity                                                  $       122           1,306           444            2,285       4,157
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (CONTINUED)


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    THREE MONTHS ENDED JUNE 30, 1999
                                            ----------------------------------------------------------------------------------------

                                                                  SMALL                          REAL      CASH MGT. &
                                                               BUSINESS                        ESTATE          DEPOSIT
(IN MILLIONS)                                                   BANKING         LENDING       BANKING         SERVICES         TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                       $        24              94            47              236           401
  Provision for loan losses                                           1              24             7                -            32
  Fee and other income                                                -               -             -              139           139
  Noninterest expense                                                12              85            17              194           308
  Income tax expense                                                  4             (14)            9               69            68
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $         7              (1)           14              112           132
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                      13.71 %         (0.38)        10.01            63.98         19.12
  Average loans, net                                        $     2,951          22,274         8,529                -        33,754
  Average deposits                                                    -               -             -           25,637        25,637
  Average attributed stockholders'
    equity                                                  $       199           1,308           550              704         2,761
------------------------------------------------------------------------------------------------------------------------------------

                                                    CAPITAL     CAPITAL                                       TREASURY/
(IN MILLIONS)                                       MARKETS        MGT.         CONSUMER    COMMERCIAL         NONBANK         TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                             $     349         121             900           401               74         1,845
  Provision for loan losses                              55          (1)             94            32                -           180
  Trading account profits                               103           -               -             -                -           103
  Fee and other income                                  260         520             530           139              154         1,603
  Noninterest expense                                   311         439             900           308               95         2,053
  Income tax expense                                    106          78             166            68               27           445
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                               240         125             270           132              106           873
  After-tax merger-related and
    restructuring charges                                 -           -               -             -                -             -
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                         $     240         125             270           132              106           873
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                          21.30 %     46.15           26.05         19.12            11.82         21.25
  Average loans, net                              $  36,046       5,282          53,135        33,754            7,107       135,324
  Average deposits                                   11,546      19,844          72,094        25,637            4,671       133,792
  Average attributed stockholders'
    equity                                        $   4,513       1,093           4,157         2,761            3,598        16,122
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    THREE MONTHS ENDED JUNE 30, 1998
                                                 -----------------------------------------------------------------------------------
                                                                   REAL                      COMMERCIAL
                                                 INVESTMENT      ESTATE      TRADITIONAL      LEASING &
(IN MILLIONS)                                       BANKING     FINANCE          BANKING           RAIL   INTERNATIONAL        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                             $      13          15              150             31              41          250
  Provision for loan losses                               5           -               18              3               1           27
  Trading account profits                                41          28                -              -               -           69
  Fee and other income                                  207          (1)              18             45              42          311
  Noninterest expense                                   159          27               48             22              54          310
  Income tax expense                                     36          (5)              39             15              11           96
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                      $      61          20               63             36              17          197
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                           6.44 %     26.85            13.16          93.92           12.34        21.98
  Average loans, net                              $   2,440       1,754           18,188          4,594           5,072       32,048
  Average deposits                                    1,873         658            3,551             21           4,659       10,762
  Average attributed stockholders'
    equity                                        $     669         306            1,909            153             555        3,592
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                RETAIL
                                                                PRIVATE                    BROKERAGE &
                                                     MUTUAL      CLIENT             CAP      INSURANCE
(IN MILLIONS)                              TRUST      FUNDS     BANKING         ACCOUNT       SERVICES           OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                  $      13          1          40              39             10               -          103
  Provision for loan losses                    -          -           2               -              -               -            2
  Fee and other income                       154        102           3              18            194             (23)         448
  Noninterest expense                        109         56          20              26            169               -          380
  Income tax expense                          22         18           8              12             14              (9)          65
------------------------------------------------------------------------------------------------------------------------------------
  Net income                           $      36         29          13              19             21             (14)         104
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)               66.65 %    50.33       22.11           72.78          32.18               -        44.21
  Average loans, net                   $     100          -       3,508               -          1,127               -        4,735
  Average deposits                         2,167          -       2,620          11,152              -               -       15,939
  Average attributed stockholders'
    equity                             $     216        145         242             105            267             (30)         945
------------------------------------------------------------------------------------------------------------------------------------

                                                                                   HOME
                                                                               EQUITY &
                                                                  FIRST             THE                         RETAIL
                                                                  UNION           MONEY           CARD          BRANCH
(IN MILLIONS)                                                  MORTGAGE           STORE       PRODUCTS        PRODUCTS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                       $        24              41             83             743          891
  Provision for loan losses                                           -               3             57              37           97
  Fee and other income                                               94               9             74             263          440
  Noninterest expense                                                78              26             61             607          772
  Income tax expense                                                 16               8             14             138          176
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $        24              13             25             224          286
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                      56.87 %         22.46          22.19           34.23        32.97
  Average loans, net                                        $     2,230           6,082          3,676          45,845       57,833
  Average deposits                                                1,429             105             13          78,450       79,997
  Average attributed stockholders'
    equity                                                  $       170             238            450           2,620        3,478
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


Table 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    THREE MONTHS ENDED JUNE 30, 1998
                                            ----------------------------------------------------------------------------------------

                                                                  SMALL                          REAL      CASH MGT. &
                                                               BUSINESS                        ESTATE          DEPOSIT
(IN MILLIONS)                                                   BANKING         LENDING       BANKING         SERVICES        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                      $         21             128            52              237          438
  Provision for loan losses                                           1              15             5                -           21
  Fee and other income                                                -               -             -              128          128
  Noninterest expense                                                10              77            15              206          308
  Income tax expense                                                  3              11            12               61           87
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                               $          7              25            20               98          150
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                      15.75 %          6.84         12.83            58.58        20.40
  Average loans, net                                       $      2,571          26,155         8,850                -       37,576
  Average deposits                                                    -               -             -           24,888       24,888
  Average attributed stockholders'
    equity                                                 $        167           1,488           618              671        2,944
------------------------------------------------------------------------------------------------------------------------------------

                                                   CAPITAL      CAPITAL                                        TREASURY/
(IN MILLIONS)                                      MARKETS         MGT.        CONSUMER    COMMERCIAL           NONBANK        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                            $     250          103             891           438              123        1,805
  Provision for loan losses                             27            2              97            21                3          150
  Trading account profits                               69            -               -             -                -           69
  Fee and other income                                 311          448             440           128              135        1,462
  Noninterest expense                                  310          380             772           308            1,039        2,809
  Income tax expense                                    96           65             176            87             (296)         128
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                              197          104             286           150             (488)         249
  After-tax merger-related and
    restructuring charges                                -            -               -             -              634          634
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                        $     197          104             286           150              146          883
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                         21.98 %      44.21           32.97         20.40            14.93        23.91
  Average loans, net                             $  32,048        4,735          57,833        37,576              (46)     132,146
  Average deposits                                  10,762       15,939          79,997        24,888            5,455      137,041
  Average attributed stockholders'
    equity                                       $   3,592          945           3,478         2,944            3,922       14,881
------------------------------------------------------------------------------------------------------------------------------------

(a) Average attributed stockholders' equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used herein. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the amount included in Other.


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                      SIX MONTHS ENDED JUNE 30, 1999
                                                 -----------------------------------------------------------------------------------
                                                                   REAL                    COMMERCIAL
                                                 INVESTMENT      ESTATE     TRADITIONAL     LEASING &
(IN MILLIONS)                                       BANKING     FINANCE         BANKING          RAIL    INTERNATIONAL        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                            $       78          37             328           128               92          663
  Provision for loan losses                               6           -              95             3                -          104
  Trading account profits                               159          56               -             -                -          215
  Fee and other income                                  431         (22)             37            83              102          631
  Noninterest expense                                   339          61             100            54              107          661
  Income tax expense                                    120         (32)             65            48               33          234
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                     $      203          42             105           106               54          510
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                          48.95 %     36.49            8.24        107.58            18.07        23.15
  Average loans, net                             $    3,022       2,178          20,987         5,038            4,767       35,992
  Average deposits                                    2,709         740           3,554            22            5,018       12,043
  Average attributed stockholders'
    equity                                       $      839         233           2,580           199              604        4,455
------------------------------------------------------------------------------------------------------------------------------------

                                                                                               RETAIL
                                                                PRIVATE                   BROKERAGE &
                                                     MUTUAL      CLIENT             CAP     INSURANCE
(IN MILLIONS)                              TRUST      FUNDS     BANKING         ACCOUNT      SERVICES            OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                 $       26          2          86              91            36                -          241
  Provision for loan losses                    -          -          (1)              -             -                -           (1)
  Fee and other income                       328        217           8              54           456              (44)       1,019
  Noninterest expense                        225        129          45              63           410                -          872
  Income tax expense                          49         34          19              31            31              (17)         147
------------------------------------------------------------------------------------------------------------------------------------
  Net income                          $       80         56          31              51            51              (27)         242
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)               68.53 %    45.43       25.10           69.80         31.80                -        45.03
  Average loans, net                  $      170          -       3,570               -         1,518                -        5,258
  Average deposits                         2,662          -       3,112          14,132             -                -       19,906
  Average attributed stockholders'
    equity                            $      235        155         247             147           324              (29)       1,079
------------------------------------------------------------------------------------------------------------------------------------

                                                                                   HOME
                                                                               EQUITY &
                                                                  FIRST             THE                         RETAIL
                                                                  UNION           MONEY          CARD           BRANCH
(IN MILLIONS)                                                  MORTGAGE           STORE      PRODUCTS         PRODUCTS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                       $        44             268           121            1,354        1,787
  Provision for loan losses                                           1              28            85               77          191
  Fee and other income                                              205             197           166              499        1,067
  Noninterest expense                                               145             307           129            1,238        1,819
  Income tax expense                                                 39              49            28              205          321
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $        64              81            45              333          523
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                      86.40 %         12.29         20.45            28.51        24.66
  Average loans, net                                        $     1,821          12,224         2,581           38,122       54,748
  Average deposits                                                1,336              34            10           71,494       72,874
  Average attributed stockholders'
    equity                                                  $       149           1,325           445            2,354        4,273
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                     SIX MONTHS ENDED JUNE 30, 1999
                                            ----------------------------------------------------------------------------------------

                                                                  SMALL                          REAL      CASH MGT. &
                                                               BUSINESS                        ESTATE          DEPOSIT
(IN MILLIONS)                                                   BANKING         LENDING       BANKING         SERVICES        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                       $        46             188            94              488          816
  Provision for loan losses                                           2              35            14                -           51
  Fee and other income                                                -               -             -              272          272
  Noninterest expense                                                24             161            36              396          617
  Income tax expense                                                  7             (19)           17              139          144
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $        13              11            27              225          276
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                      13.48 %          1.58          9.82            61.34        19.53
  Average loans, net                                        $     2,924          22,656         8,458                -       34,038
  Average deposits                                                    -               -             -           26,276       26,276
  Average attributed stockholders'
    equity                                                  $       194           1,354           562              740        2,850
------------------------------------------------------------------------------------------------------------------------------------

                                                    CAPITAL     CAPITAL                                       TREASURY/
(IN MILLIONS)                                       MARKETS        MGT.        CONSUMER    COMMERCIAL          NONBANK        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                              $    663         241           1,787           816              118        3,625
  Provision for loan losses                             104          (1)            191            51               (1)         344
  Trading account profits                               215           -               -             -                -          215
  Fee and other income                                  631       1,019           1,067           272              452        3,441
  Noninterest expense                                   661         872           1,819           617              593        4,562
  Income tax expense                                    234         147             321           144              (50)         796
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                               510         242             523           276               28        1,579
  After-tax merger-related and
    restructuring charges                                 -           -               -             -              259          259
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                          $    510         242             523           276              287        1,838
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                          23.15 %     45.03           24.66         19.53            16.28        22.75
  Average loans, net                               $ 35,992       5,258          54,748        34,038            4,584      134,620
  Average deposits                                   12,043      19,906          72,874        26,276            3,922      135,021
  Average attributed stockholders'
    equity                                         $  4,455       1,079           4,273         2,850            3,556       16,213
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


TABLE 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                     SIX MONTHS ENDED JUNE 30, 1998
                                                 -----------------------------------------------------------------------------------
                                                                   REAL                    COMMERCIAL
                                                 INVESTMENT      ESTATE     TRADITIONAL     LEASING &
(IN MILLIONS)                                       BANKING     FINANCE         BANKING          RAIL    INTERNATIONAL        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                            $       40          32             310            50               68          500
  Provision for loan losses                               5           -              24             4                2           35
  Trading account profits                                74          30               -             -                -          104
  Fee and other income                                  341          (4)             26            95              100          558
  Noninterest expense                                   267          51              93            56               99          566
  Income tax expense                                     66         (19)             84            25               26          182
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                     $      117          26             135            60               41          379
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                          30.11 %     17.83           14.14         80.45            15.68        20.77
  Average loans, net                             $    2,325       1,792          18,048         4,420            4,622       31,207
  Average deposits                                    1,731         624           3,562            21            4,112       10,050
  Average attributed stockholders'
    equity                                       $      780         291           1,925           151              528        3,675
------------------------------------------------------------------------------------------------------------------------------------

                                                                                               RETAIL
                                                                PRIVATE                   BROKERAGE &
                                                     MUTUAL      CLIENT             CAP     INSURANCE
(IN MILLIONS)                              TRUST      FUNDS     BANKING         ACCOUNT      SERVICES            OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                 $       28          1          78              74            22                -          203
  Provision for loan losses                    -          -           3               -              -               -            3
  Fee and other income                       294        198           5              35           388              (43)         877
  Noninterest expense                        218        111          41              51           338                -          759
  Income tax expense                          40         34          15              22            27              (16)         122
------------------------------------------------------------------------------------------------------------------------------------
  Net income                          $       64         54          24              36            45              (27)         196
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)               59.56 %    50.21       20.76           71.72         33.90                -        42.58
  Average loans, net                  $      114          -       3,442               -           934                -        4,490
  Average deposits                         2,261          -       2,569          11,017             -                -       15,847
  Average attributed stockholders'
    equity                            $      216        140         237             101           265              (28)         931
------------------------------------------------------------------------------------------------------------------------------------

                                                                                   HOME
                                                                               EQUITY &
                                                                  FIRST             THE                         RETAIL
                                                                  UNION           MONEY          CARD           BRANCH
(IN MILLIONS)                                                  MORTGAGE           STORE      PRODUCTS         PRODUCTS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                       $        43              79           177            1,462        1,761
  Provision for loan losses                                           2               5           110               84          201
  Fee and other income                                              147              19           144              489          799
  Noninterest expense                                               148              53           120            1,204        1,525
  Income tax expense                                                 15              15            34              254          318
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $        25              25            57              409          516
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                      33.86 %         23.80         25.50            31.49        30.33
  Average loans, net                                        $     2,066           5,572         3,779           46,405       57,822
  Average deposits                                                1,270              53            14           78,163       79,500
  Average attributed stockholders'
    equity                                                  $       148             211           447            2,622        3,428
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (CONTINUED)


Table 3
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                      SIX MONTHS ENDED JUNE 30, 1998
                                            ----------------------------------------------------------------------------------------

                                                                  SMALL                          REAL      CASH MGT. &
                                                               BUSINESS                        ESTATE          DEPOSIT
(IN MILLIONS)                                                   BANKING         LENDING       BANKING         SERVICES        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                       $        42             251           106              465          864
  Provision for loan losses                                           1              31             7                -           39
  Fee and other income                                                -               -             -              257          257
  Noninterest expense                                                19             160            30              407          616
  Income tax expense                                                  9              17            26              121          173
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                $        13              43            43              194          293
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                                      16.01 %          5.82         13.60            58.59        20.06
  Average loans, net                                        $     2,552          25,710         9,188                -       37,450
  Average deposits                                                    -               -             -           24,596       24,596
  Average attributed stockholders'
    equity                                                  $       164           1,475           638              669        2,946
------------------------------------------------------------------------------------------------------------------------------------

                                                    CAPITAL     CAPITAL                                       TREASURY/
(IN MILLIONS)                                       MARKETS        MGT.       CONSUMER    COMMERCIAL           NONBANK        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                             $     500         203           1,761           864              308        3,636
  Provision for loan losses                              35           3             201            39                7          285
  Trading account profits                               104           -               -             -                -          104
  Fee and other income                                  558         877             799           257              285        2,776
  Noninterest expense                                   566         759           1,525           616            1,181        4,647
  Income tax expense                                    182         122             318           173             (250)         545
------------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                               379         196             516           293             (345)       1,039
  After-tax merger-related and
    restructuring charges                                 -           -               -             -              653          653
------------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                          $    379         196             516           293              308        1,692
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                          20.77 %     42.58           30.33         20.06            14.30        22.55
  Average loans, net                               $ 31,207       4,490          57,822        37,450              713      131,682
  Average deposits                                   10,050      15,847          79,500        24,596            5,822      135,815
  Average attributed stockholders'
    equity                                         $  3,675         931           3,428         2,946            4,343       15,323
------------------------------------------------------------------------------------------------------------------------------------

(a) Average attributed stockholders' equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used herein. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the amount included in Other.

TABLE 4
SELECTED PERFORMANCE, DIVIDEND PAYOUT AND OTHER RATIOS
-----------------------------------------------------------------------------------------------------------------------------------

                                               SIX MONTHS ENDED
                                                       JUNE 30,                       1999                                    1998
                                       -------------------------  -------------------------  --------------------------------------

                                                                       SECOND        FIRST        FOURTH        THIRD       SECOND
                                             1999          1998       QUARTER      QUARTER       QUARTER      QUARTER      QUARTER
-----------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (a)
Assets to stockholders' equity              13.85 X       14.02         13.92        13.78         13.49        13.67        14.71
Return on assets                             1.42 %        0.97          1.56         1.27          1.47         1.72         0.46
Return on stockholders' equity (b)          19.73         13.94         21.59        17.83         20.32        24.10         6.83
Internal capital growth (b)                  8.35 %        4.64         10.32         6.35         10.51        14.08        (2.89)
-----------------------------------------------------------------------------------------------------------------------------------
DIVIDEND PAYOUT RATIOS ON
Operating earnings                          49.47 %       40.97         52.22        47.00         42.00        41.18        40.22
Net income                                  57.67 %       66.71         52.22        64.38         48.28        41.58       142.31
-----------------------------------------------------------------------------------------------------------------------------------
OTHER RATIOS ON
Operating earnings
  Return on assets                           1.65 %        1.59          1.56         1.74          1.70         1.75         1.62
  Return on stockholders' equity (b)        22.75 %       22.55         21.25        24.30         22.59        23.50        23.91
-----------------------------------------------------------------------------------------------------------------------------------

(a) Based on average balances and net income.
(b) Excludes average net unrealized gains or losses on debt and equity securities.


Table 5
LOANS - ON-BALANCE SHEET AND MANAGED RETAIL PORTFOLIO
------------------------------------------------------------------------------------------------------------------------------------

                                                                                     1999                                      1998
                                                                    ----------------------  ----------------------------------------

                                                                         SECOND     FIRST        FOURTH         THIRD        SECOND
(IN MILLIONS)                                                           QUARTER   QUARTER       QUARTER       QUARTER       QUARTER
------------------------------------------------------------------------------------------------------------------------------------
ON-BALANCE SHEET
  COMMERCIAL
  Commercial, financial and agricultural                         $       52,727    52,798        53,961        52,179        50,972
  Real estate - construction and other                                    2,636     2,602         2,628         2,884         3,033
  Real estate - mortgage                                                  8,441     8,489         8,565         8,977         9,718
  Lease financing                                                        10,527    10,525         9,730         9,388         9,155
  Foreign                                                                 4,609     4,084         4,805         4,289         4,365
------------------------------------------------------------------------------------------------------------------------------------
        Total commercial                                                 78,940    78,498        79,689        77,717        77,243
------------------------------------------------------------------------------------------------------------------------------------
  RETAIL
  Real estate - mortgage                                                 26,628    20,901        21,729        25,522        26,221
  Installment loans - Bankcard (a)                                        2,133     2,579         2,779         2,700         4,043
  Installment loans - other                                              24,320    29,585        29,050        27,564        27,982
  Vehicle leasing                                                         5,753     6,257         6,162         5,955         5,692
------------------------------------------------------------------------------------------------------------------------------------
        Total retail                                                     58,834    59,322        59,720        61,741        63,938
------------------------------------------------------------------------------------------------------------------------------------
        Total loans                                                     137,774   137,820       139,409       139,458       141,181
  Unearned income                                                         4,195     4,404         4,026         3,769         3,791
------------------------------------------------------------------------------------------------------------------------------------
        Loans, net (ON-BALANCE SHEET)                            $      133,579   133,416       135,383       135,689       137,390
------------------------------------------------------------------------------------------------------------------------------------
MANAGED RETAIL PORTFOLIO
On-balance sheet retail loan portfolio                           $       58,834    59,322        59,720        61,741        63,938
Loans securitized and included in securities available for sale           7,976     1,321           429           432             -
Securitized principal serviced (b)                                       20,720    19,829        20,740        21,239        18,695
Residential loans serviced                                               55,796    60,427        61,761        62,799        64,591
------------------------------------------------------------------------------------------------------------------------------------
        Total managed retail portfolio                           $      143,326   140,899       142,650       146,211       147,224
------------------------------------------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice.
(b) Information related to the types and amounts of retail loans securitized and sold with servicing retained can be found in Table 6.

Table 6
INTEREST-ONLY AND RESIDUAL CERTIFICATES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                      JUNE 30, 1999
                                    ------------------------------------------------------------------------------------------------

                                                                                                                               HOME
                                                                                                                             EQUITY
                                                          HOME                                                    CREDIT   LINES OF
(IN MILLIONS)                                        EQUITY (A) (B)     SBA (B)       STUDENT          AUTO         CARD     CREDIT
------------------------------------------------------------------------------------------------------------------------------------
ACTIVITY
Balance, December 31, 1998                          $    1,095             118            119            16          159         12
Originated residual interests                                -              75             19             -          146          3
Servicer and other advances, net                            21               -              -             -            -          -
Net accretion (amortization)                               (45)             (6)             2            (7)        (133)        (4)
Impairment loss                                            (19)              -              -            (4)           -          -
Unrealized gain (loss)                                     (50)             (5)             4             1           14          -
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999                              $    1,002             182            144             6          186         11
------------------------------------------------------------------------------------------------------------------------------------


                                                   HOME EQUITY                                                                 HOME
                                   ----------------------------                                                              EQUITY
                                        FIXED         VARIABLE                                                    CREDIT   LINES OF
                                         RATE             RATE             SBA        STUDENT          AUTO         CARD     CREDIT
------------------------------------------------------------------------------------------------------------------------------------
VALUATION ESTIMATES
Discount rate                            11.00%          11.00           11.00           9.50        11.00         10.56      11.00
Prepayment rate                      CPR-24.00%      CPR-34.00       CPR-18.57       CPR-4.77      ABS-1.23     9 Months   CPR-3.95
Weighted average life              37.0 months       26 months     51.6 months    70.6 months    9.0 months     9 Months  54 Months
Weighted average cumulative
   net loss                               488 bps          452             465             21           302          503        270
Weighted average coupon rate            11.13 %          10.43            9.44           8.03         10.35        17.51       9.47
Excess annual spread (c)                  411 bps          358             540            183           184          479        247
------------------------------------------------------------------------------------------------------------------------------------


                                                   HOME EQUITY                                                                 HOME
                                   ----------------------------                                                              EQUITY
                                        FIXED         VARIABLE                                                    CREDIT   LINES OF
(DOLLARS IN MILLIONS)                    RATE             RATE             SBA        STUDENT          AUTO         CARD     CREDIT
------------------------------------------------------------------------------------------------------------------------------------
COLLATERAL DATA
Securitized principal serviced     $    7,833            2,695           1,300          4,079           527        4,108        178
Contractual delinquency ratios
  30 - 59 days                           3.00 %           3.15            0.66           2.52          2.94         0.92       0.29
  60 - 89 days                           0.92             1.04            0.40           1.14          0.67         0.48       0.09
  90 - 179 days                          1.02             1.11            0.39           1.63          0.57         0.95       0.34
  180 - 359 days                         1.03             1.65            0.86           0.75          0.04            -       0.15
Defaults
  Foreclosures in process (d)            4.11             8.12            0.96             n/a           n/a          n/a         -
  Real estate owned                      1.04 %           1.85            0.10             n/a           n/a          n/a      0.04
------------------------------------------------------------------------------------------------------------------------------------

(a) The June 30, 1999, Home Equity balance includes servicer advances of $154 million.
(b) The December 31, 1998, Home Equity and Small Business Administration (SBA) balances have been restated to reflect the final refinements to the June 30, 1998 valuations for acquired retained interests.
(c) Excess annual spread is calculated as the total estimated cash, including cash released from spread accounts, to be received from the securitization trust. In prior periods, the calculation did not include cash to be received from spread accounts for home equity and SBA securitizations. The excess annual spread for SBA loans includes the excess spread from the sale of the guaranteed portion of the loans as well as the excess spread from the securitization of the unguaranteed portion.
(d) Foreclosures in process includes loans that are delinquent 360 days or more. n/a - Data is not available or not meaningful.

Table 7
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
----------------------------------------------------------------------------------------------------------------------------------

                                                                                     1999                                    1998
                                                                 -------------------------  --------------------------------------

                                                                     SECOND         FIRST       FOURTH        THIRD        SECOND
(IN MILLIONS)                                                       QUARTER       QUARTER      QUARTER      QUARTER       QUARTER
----------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period                                  $       1,826         1,826        1,882        1,870         1,863
Provision for loan losses                                               180           164          167          239           150
Allowance relating to loans acquired, transferred to
  accelerated disposition or sold                                       (41)             -         (57)         (40)           13
Loan losses, net                                                       (180)         (164)        (166)        (187)         (156)
----------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                        $       1,785         1,826        1,826        1,882         1,870
----------------------------------------------------------------------------------------------------------------------------------
as a % of loans, net                                                   1.34 %        1.37         1.35         1.39          1.36
----------------------------------------------------------------------------------------------------------------------------------
as a % of nonaccrual and restructured loans                             212 %         217          246          267           235
----------------------------------------------------------------------------------------------------------------------------------
as a % of nonperforming assets                                          190 %         192          217          228           206
----------------------------------------------------------------------------------------------------------------------------------
LOAN LOSSES
Commercial, financial and agricultural                        $          89            78           83           98            63
Real estate - commercial construction and mortgage                       10             1            3            1             2
Real estate - residential mortgage                                        5             5            2            8             6
Installment loans - Bankcard                                             43            49           60           58            67
Installment loans - other and vehicle leasing                            67            65           63           53            52
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                           214           198          211          218           190
----------------------------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                                   12            13           25            9             7
Real estate - commercial construction and mortgage                        2             1            3            3             -
Real estate - residential mortgage                                        2              -            -            -            -
Installment loans - Bankcard                                              3             4            2            6             4
Installment loans - other and vehicle leasing                            15            16           15           13            23
----------------------------------------------------------------------------------------------------------------------------------
        Total                                                            34            34           45           31            34
----------------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                      $         180           164          166          187           156
----------------------------------------------------------------------------------------------------------------------------------
as % of average loans, net (a)                                         0.53 %        0.49         0.50         0.55          0.47
----------------------------------------------------------------------------------------------------------------------------------
as % of average loans, net, excluding Bankcard (a)                     0.43 %        0.36         0.33         0.41          0.29
----------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans (b)                                        $         427           434          362          294           368
  Commercial real estate loans                                           69            74           67          121           141
  Consumer real estate loans                                            166           181          184          181           190
  Installment loans                                                     181           152          128          108            94
----------------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                          843           841          741          704           793
Restructured loans and foreclosed properties (c)                         97           109          103          121           116
----------------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                            $         940           950          844          825           909
----------------------------------------------------------------------------------------------------------------------------------
as % of loans, net, and foreclosed properties                          0.70 %        0.71         0.62         0.61          0.66
----------------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days                               $         333           344          385          279           248
----------------------------------------------------------------------------------------------------------------------------------

(a) Annualized.
(b) In the second quarter of 1999, nonperforming assets exclude a nonaccrual commercial loan which is classified in other assets as an asset held for sale and carried at a market value of $37 million.
(c) Restructured loans do not exceed $2 million for any period presented.

Table 8
INTANGIBLE ASSETS
------------------------------------------------------------------------------------------------------------------------------

                                                                                 1999                                    1998
                                                             -------------------------  --------------------------------------

                                                                  SECOND        FIRST       FOURTH         THIRD       SECOND
(IN MILLIONS)                                                    QUARTER      QUARTER      QUARTER       QUARTER      QUARTER
------------------------------------------------------------------------------------------------------------------------------
OTHER INTANGIBLE ASSETS
Goodwill                                                  $        4,336        4,354        4,376         4,410        4,439
Deposit base premium                                                 309          335          360           392          421
Other                                                                289          294          300           303          309
------------------------------------------------------------------------------------------------------------------------------
        Total                                             $        4,934        4,983        5,036         5,105        5,169
------------------------------------------------------------------------------------------------------------------------------
MORTGAGE AND OTHER SERVICING ASSETS                       $          744          700          637           554          511
------------------------------------------------------------------------------------------------------------------------------
CREDIT CARD PREMIUM                                       $           10           12           14            16           19
------------------------------------------------------------------------------------------------------------------------------



Table 9
DEPOSITS
-------------------------------------------------------------------------------------------------------------------------------

                                                                                   1999                                   1998
                                                               -------------------------  -------------------------------------

                                                                    SECOND        FIRST       FOURTH        THIRD       SECOND
(IN MILLIONS)                                                      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
-------------------------------------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                                         $       31,703       31,757       35,614       30,504       33,169
Savings and NOW accounts                                            37,354       38,131       38,649       33,344       33,938
Money market accounts (a)                                           20,109       20,006       20,822       23,489       23,106
Other consumer time                                                 33,192       34,339       35,809       36,805       38,053
-------------------------------------------------------------------------------------------------------------------------------
        Total core deposits                                        122,358      124,233      130,894      124,142      128,266
Foreign (a)                                                          5,591        4,850        5,427        4,226        4,295
Other time                                                           5,654        5,141        6,146        6,160        6,037
-------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                      $      133,603      134,224      142,467      134,528      138,598
-------------------------------------------------------------------------------------------------------------------------------


Table 10
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   JUNE 30, 1999
                                                                                                                 ----------------

(IN MILLIONS)                                                                                                   TIME CERTIFICATES
---------------------------------------------------------------------------------------------------------------------------------
MATURITY OF
3 months or less                                                                                               $           4,782
Over 3 months through 6 months                                                                                             1,982
Over 6 months through 12 months                                                                                            2,383
Over 12 months                                                                                                             1,925
---------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                                  $          11,072
---------------------------------------------------------------------------------------------------------------------------------

                                      T-14

Table 11
LONG-TERM DEBT
---------------------------------------------------------------------------------------------------------------------------------

                                                                                    1999                                    1998
                                                                ------------------------      -----------------------------------
                                                                    SECOND         FIRST       FOURTH         THIRD       SECOND
(IN MILLIONS)                                                      QUARTER       QUARTER      QUARTER       QUARTER      QUARTER
---------------------------------------------------------------------------------------------------------------------------------
NOTES AND DEBENTURES ISSUED BY THE
  PARENT COMPANY
  Notes
    Floating rate extendible, due June 15, 2005                 $       10            10           10            10           10
    6-5/8%, due June 15, 2004                                          398             -            -            -             -
    6.60%, due June 15, 2000                                           250           250          250           249          249
  Subordinated notes
    6.30%, Putable/Callable, due April 15, 2028                        200           200          200           200          200
    7.18%, due April 15, 2011                                           59            59           59            59           59
    8%, due August 15, 2009                                            149           149          149           149          149
    6-3/8%, due January 15, 2009                                       148           148          148           148          148
    6%, due October 30, 2008                                           198           198          198           198          198
    6.40%, due April 1, 2008                                           298           298          297           297          297
    7-1/2%, due  July 15, 2006                                         298           298          298           298          298
    7%, due March 15, 2006                                             199           199          199           199          199
    6-7/8%, due September 15, 2005                                     249           249          249           249          249
    7.05%, due August 1, 2005                                          249           249          249           249          248
    6-5/8%, due July 15, 2005                                          249           249          249           249          249
    8.77%, due November 15, 2004                                       149           149          149           149          149
    Floating rate, due July 22, 2003                                   150           149          149           149          149
    7-1/4%, due February 15, 2003                                      149           149          149           149          149
    8%, due November 15, 2002                                          224           224          224           224          224
    8-1/8%, due June 24, 2002                                          249           249          249           249          249
    9.45%, due August 15, 2001                                         149           149          149           149          149
    Fixed rate medium-term, varying rates and terms                     37            37           37            37           37
    9.45%                                                                -           250          250           250          250
  Subordinated debentures
    6.55%, due October 15, 2035                                        249           249          249           249          249
    7-1/2%, due April 15, 2035                                         247           247          247           247          247
    6.824%/7.574%, due August 1, 2026                                  298           298          298           298          298
---------------------------------------------------------------------------------------------------------------------------------
        Total notes and debentures issued by the Parent Company      4,855         4,706        4,705         4,704        4,703
---------------------------------------------------------------------------------------------------------------------------------

                                                                    (CONTINUED)

Table 11
LONG-TERM DEBT
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      1999                                    1998

                                                                      SECOND         FIRST       FOURTH         THIRD       SECOND
(IN MILLIONS)                                                        QUARTER       QUARTER      QUARTER       QUARTER      QUARTER
-----------------------------------------------------------------------------------------------------------------------------------
NOTES ISSUED BY SUBSIDIARIES
Notes
  9-3/4% senior                                                            -            -             -            -           118
  Medium-term, varying rates and terms to September 15, 2006          17,903        12,695       10,775         7,206        3,026
  Varying rates and terms to January 26, 2004                             18            26           33            42           82
  Senior notes from acquired companies, varying
   rate and terms to April 15, 2004                                      569           569          569           569        1,059
Subordinated notes
  Bank, varying rates and terms to December 15, 2036                   1,200         1,200        1,200           650          650
  7.95%, due December 1, 2007                                            100           100          100           100          100
  6-3/4%, due November 15, 2006                                          200           200          200           200          200
  6-5/8%, due March 15, 2005                                             175           175          175           175          175
  5-7/8%, due October 15, 2003                                           200           200          200           200          200
  6.80%, due June 15, 2003                                               149           149          149           149          149
  9-3/8%, due April 15, 2003                                             100           100          100           100          100
  6-5/8%, due March 15, 2003                                             150           150          150           150          150
  7.30%, due December 1, 2002                                            150           150          150           150          150
  7-7/8%, due July 15, 2002                                              100           100          100           100          100
  9-5/8%, due February 15, 2001                                          150           150          150           150          150
  9-5/8%, due August 15, 1999                                            150           150          150           150          150
  9-5/8%                                                                   -           100          100           100          100
Subordinated capital notes
  9-5/8%                                                                   -            75           75            75           75
  9-7/8%                                                                   -            75           75            75           75
-----------------------------------------------------------------------------------------------------------------------------------
        Total notes issued by subsidiaries                            21,314        16,364       14,451        10,341        6,809
-----------------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Trust preferred securities                                             1,730         1,736        1,736         1,736        1,735
Advances from the Federal Home Loan Bank                               1,387           987          986         1,186        1,685
4.556% auto securitization financing, due September 30, 2008           1,022         1,021        1,023           759            -
Mortgage notes and other debt of subsidiaries,
  varying rates and terms                                                  7             7            8             9           10
Capitalized leases                                                        35            37           40            41           43
-----------------------------------------------------------------------------------------------------------------------------------
        Total other debt                                               4,181         3,788        3,793         3,731        3,473
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                      $  30,350        24,858       22,949        18,776       14,985
-----------------------------------------------------------------------------------------------------------------------------------

Table 12
CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------


                                                         TWELVE                        1999                                    1998
                                                         MONTHS          -------------------------  --------------------------------
                                                          ENDED
                                                        JUNE 30,        SECOND        FIRST        FOURTH        THIRD       SECOND
(IN MILLIONS)                                             1999         QUARTER      QUARTER       QUARTER      QUARTER      QUARTER
------------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                       $     16,526         16,231       17,173        17,370       16,526       15,806
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                              3,431            873          706           857          995          249
  Net unrealized gain (loss) on debt and
    equity securities                                      (683)          (341)        (415)         (149)         222           44
------------------------------------------------------------------------------------------------------------------------------------
       Total comprehensive income                         2,748            532          291           708        1,217          293
Purchase of common stock                                 (2,325)          (854)        (854)         (617)           -       (1,908)
Common stock issued for
  Stock options and restricted stock                        448            268           49           108           23          380
  Dividend reinvestment plan                                 82             21           22            19           20           15
  Acquisitions                                                -              -            -             -            -        2,291
Cash dividends paid                                      (1,732)          (451)        (450)         (415)        (416)        (351)
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                             $     15,747         15,747       16,231        17,173       17,370       16,526
------------------------------------------------------------------------------------------------------------------------------------

Table 13
CAPITAL RATIOS
------------------------------------------------------------------------------------------------------------------------------

                                                                                 1999                                    1998
                                                             -------------------------  --------------------------------------

                                                                 SECOND         FIRST       FOURTH        THIRD        SECOND
(IN MILLIONS)                                                   QUARTER       QUARTER      QUARTER      QUARTER       QUARTER
------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                          $      13,071        13,186       13,603       13,610        12,854
  Total capital                                                  20,999        21,288       21,794       21,401        20,731
Adjusted risk-weighted assets                                   196,654       187,679      196,033      182,105       182,643
Adjusted leverage ratio assets                            $     219,629       219,904      225,830      224,189       213,866
Ratios
  Tier 1 capital                                                   6.65 %        7.03         6.94         7.47          7.04
  Total capital                                                   10.68         11.34        11.12        11.75         11.35
  Leverage                                                         5.95          6.00         6.02         6.07          6.01
STOCKHOLDERS' EQUITY TO ASSETS
  Quarter-end                                                      6.85          7.28         7.23         7.40          7.22
  Average                                                          7.19 %        7.26         7.42         7.32          6.80
------------------------------------------------------------------------------------------------------------------------------
BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank                                        7.13 %        7.33         7.48         7.49          7.16
  First Union Bank of Delaware                                     9.41         13.11        11.44        16.11         50.55
  First Union Home Equity Bank                                    12.73         13.41        11.91        13.51         12.27
Total capital
  First Union National Bank                                       10.17         10.28        10.38        10.38         10.06
  First Union Bank of Delaware                                    10.98         14.62        12.82        16.56         50.97
  First Union Home Equity Bank                                    14.88         15.51        13.82        15.78         14.48
Leverage
  First Union National Bank                                        6.72          6.63         6.69         6.35          6.23
  First Union Bank of Delaware                                     6.25          8.18         6.96        18.90         23.87
  First Union Home Equity Bank                                    10.29 %       10.53        10.86        11.22         10.75
------------------------------------------------------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

Table 14
UNREALIZED GAINS (LOSSES) IN CERTAIN FINANCIAL INSTRUMENTS
----------------------------------------------------------------------------------------------------------------------------------

                                                                                     1999                                    1998
                                                                     ---------------------  --------------------------------------

                                                                      SECOND        FIRST        FOURTH        THIRD       SECOND
(IN MILLIONS)                                                        QUARTER      QUARTER       QUARTER      QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------------------------------
SECURITIES PORTFOLIOS (a)
Securities available for sale                                      $    (528)          (2)          636          867          518
Investment securities                                                     83          122           137          144          136
----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - securities portfolios           (445)         120           773        1,011          654
Less unrealized gains (losses) in securities considered
  an economic hedge of mortgage servicing rights                         (45)          (9)           14           52           27
----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - securities portfolios           (400)         129           759          959          627
----------------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET DERIVATIVE FINANCIAL
  INSTRUMENTS (a)
  Asset rate conversions                                                (152)         151           390          618          242
  Liability rate conversions                                             273          386           472          609          323
  Rate sensitivity hedges                                                 (6)         (22)          (23)         (24)         (12)
----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - off-balance sheet
          derivative financial instruments                               115          515           839        1,203          553
Less unrealized gains (losses) in interest rate swaps
  designated as offsets to fixed rate debt                                 8          266           472          609          320
----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - off-balance sheet
          derivative financial instruments                               107          249           367          594          233
----------------------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses)                              $    (293)         378         1,126        1,553          860
----------------------------------------------------------------------------------------------------------------------------------

(a) Additional information related to the securities portfolios can be found in Tables 15 and 16. Additional information related to off-balance sheet derivative financial instruments can be found in Tables 17, 18 and 19.

Table 15
SECURITIES AVAILABLE FOR SALE
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                     JUNE 30, 1999
                                   -------------------------------------------------------------------------------------------------


                                                                                          GROSS UNREALIZED                  AVERAGE
                                    1 YEAR        1-5       5-10    AFTER 10            --------------------  AMORTIZED    MATURITY
(IN MILLIONS)                      OR LESS      YEARS      YEARS        YEARS     TOTAL    GAINS    LOSSES       COST      IN YEARS
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                     $      9          1      1,719          552     2,281        -        60       2,341         13.20
U.S. Government agencies                74      1,036     21,460        1,649    24,219       12       675      24,882          8.42
Asset-backed                           361     10,814      4,759           11    15,945      436       312      15,821          4.79
State, county and municipal             -           1         40          121       162        1        -          161         19.31
Sundry                                 156        613        481        1,802     3,052      122        52       2,982          7.87
-----------------------------------------------------------------------------------------------------------------------
        Total                     $    600     12,465     28,459        4,135    45,659      571     1,099      46,187          7.41
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                   $    600     12,465     28,459        2,925    44,449      460     1,087      45,076
Equity securities                       -        -          -           1,210     1,210      111        12       1,111
-----------------------------------------------------------------------------------------------------------------------
        Total                     $    600     12,465     28,459        4,135    45,659      571     1,099      46,187
-----------------------------------------------------------------------------------------------------------------------
AMORTIZED COST
Debt securities                   $    576     12,153     29,307        3,040    45,076
Equity securities                       -        -          -           1,111     1,111
----------------------------------------------------------------------------------------
        Total                     $    576     12,153     29,307        4,151    46,187
----------------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                       6.28 %     4.96       5.76         5.90      5.80
  U.S. Government agencies            6.00       6.60       6.42         6.39      6.43
  Asset-backed                        8.93       8.79       6.78         9.17      8.16
  State, county and municipal          -         7.21       6.56         7.08      6.96
  Sundry                              6.28       7.01       7.19         4.86      5.76
  Consolidated                        7.80 %     8.51       6.46         5.71      6.95
----------------------------------------------------------------------------------------


   Included in "Asset-backed" are interest-only and residual certificates with a market value of $1.5 billion; gross unrealized gains and losses of $49 million and $85 million, respectively; and an amortized cost of $1.6 billion.
   Included in "U.S. Government agencies" and "Sundry" are $849 million of securities denominated in currencies other than the U.S. dollar. These securities had a weighted average maturity of 5.15 years and a weighted average yield of 5.96 percent. For comparative purposes, the weighted average U.S. dollar equivalent yield of these securities was 7.97 percent based on a weighted average funding cost differential of (2.01) percent.
   Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
   Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
   At June 30, 1999, there were forward commitments to purchase securities at a cost which approximates market value of $19 million, and commitments to sell securities at a cost of $3 million and a market value of $15 million.
   Gross gains and losses realized on the sale of debt securities for the six months ended June 30, 1999, were $65 million and $41 million, respectively, and gross gains and losses realized on equity securities were $94 million and $5 million, respectively.

Table 16
INVESTMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       JUNE 30, 1999
                                 ---------------------------------------------------------------------------------------------------


                                                                                   GROSS UNREALIZED                       AVERAGE
                                  1 YEAR     1-5    5-10    AFTER 10             ------------------------      MARKET     MATURITY
(IN MILLIONS)                    OR LESS   YEARS   YEARS     YEARS     TOTAL       GAINS        LOSSES         VALUE      IN YEARS
------------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                   $      8       -       1         -         9           -             -             9          1.17
U.S. Government agencies              20     440     570         2     1,032          13            14         1,031          4.67
CMOs                                  48      18       -         -        66           1             -            67          1.03
State, county and municipal          104     151     226       230       711          84             -           795          7.32
Sundry                                24      25       2         2        53           -             1            52          1.96
---------------------------------------------------------------------------------------------------------------------
        Total                   $    204     634     799       234     1,871          98            15         1,954          5.46
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                 $    207     651     824       272     1,954
-----------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                     4.65%      -    4.77         -     4.65
  U.S. Government agencies          6.80    6.79    6.41     10.73      6.58
  CMOs                              7.71   10.75       -         -     8.54
  State, county and municipal      10.07    9.89   11.57     12.05     11.15
  Sundry                            7.22    6.94    6.95      5.72      7.01
  Consolidated                      8.64%   7.64    7.87     11.98      8.39
-----------------------------------------------------------------------------

   Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
   Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
   There were no commitments to purchase or sell investment securities at June 30, 1999.
   There were no gains or losses realized on repurchase agreement underdeliveries and calls of investment securities for the six months ended June 30, 1999.

Table 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------

                                                                WEIGHTED
                                                          AVERAGE RATE(B)                ESTIMATED
                                                   -----------------------  ----------------------
                                                                            MATURITY
JUNE 30, 1999                           NOTIONAL                               IN         FAIR
(IN MILLIONS)                             AMOUNT   RECEIVE            PAY    YEARS(C)    VALUE(D)             COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
ASSET RATE
  CONVERSIONS
  Interest rate swaps              $      18,293      6.42 %       5.07%      1.80                     $17.0 billion converts
    Carrying amount                                                                $        52         floating rate loans to
    Unrealized gross gain                                                                  157         fixed rate. Adds to
    Unrealized gross loss                                                                  (65)        liability sensitivity.
                                                                                                       $1.3 billion converts
                                                                                                       fixed rate available for
                                                                                     ----------        sale securities to
        Total                                                                              144         floating rate.
                                                                                     ----------
  Interest rate collars                    6,000          -           -       9.22                     Converts floating rate
    Carrying amount                                                                        118         loans to fixed rate when
    Unrealized gross gain                                                                    -         LIBOR is below 6.00
    Unrealized gross loss                                                                 (240)        percent (purchased floor)
                                                                                     ----------        or above 7.00 percent
        Total                                                                             (122)        (sold cap).
                                                                                     ----------
  Interest rate floors                       364          -           -       0.92                     Converts floating rate
    Carrying amount                                                                          3         loans to fixed rate when
    Unrealized gross gain                                                                    -         LIBOR is below 6.60
    Unrealized gross loss                                                                    -         percent.
                                                                                     ----------
        Total                                                                                3
                                                                                     ----------
  Long eurodollar futures                  1,633          -           -       0.25                     Locks in reset rates on
    Carrying amount                                                                           -        floating rate loans. $833
    Unrealized gross gain                                                                     -        million effective March
    Unrealized gross loss                                                                     -        2000; $495 million, June
                                                                                                       2000; $115 million,
                                                                                                       September and December
                                                                                                       2000; $15 million, March,
                                                                                                       June, September and
                                                                                                       December 2001; and $15
                                                                                                       million March 2002.
                                                                                      ----------
        Total                                                                                  -
                                                                                      ----------
  Collar on eurodollar futures             1,667          -             -     0.46                      Purchased call options
    Carrying amount                                                                            -        and written put options
    Unrealized gross gain                                                                      -        that lock in reset rates
    Unrealized gross loss                                                                      -        on floating rate loans.
                                                                                      ----------
        Total                                                                                  -
                                                                                      ----------
  Other derivatives                          422          -             -     6.20                      Includes interest rate
    Carrying amount                                                                            5        caps and purchased
    Unrealized gross gain                                                                      -        options on forward swaps
    Unrealized gross loss                                                                     (4)       that convert fixed rate
                                                                                                        assets to floating rate
                                                                                                        with a weighted average
                                                                                      ----------        strike rate of 7.76
        Total                                                                                  1        percent.
-------------------------------------------------                                     ----------
        Total asset rate
          conversions              $      28,379          -             -     3.26 $         26
------------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  Interest rate swaps              $      22,483      6.63 %       6.03 %     7.52                      Converts $6.9 billion of
    Carrying amount                                                                 $         32        fixed rate long-term
    Unrealized gross gain                                                                    377        debt, $1.5 billion of
    Unrealized gross loss                                                                   (173)       fixed rate bank notes and
                                                                                                        $620 million of fixed
                                                                                                        rate CDs to variable
                                                                                                        rate. Converts $13.5
                                                                                                        billion of floating rate
                                                                                      ----------        liabilities to fixed
        Total                                                                                236         rate.
                                                                                      ----------
  Interest rate collars                    6,000          -             -     2.00                      Converts floating rate
    Carrying amount                                                                            9        deposits to fixed rate
    Unrealized gross gain                                                                     52        when LIBOR is between
    Unrealized gross loss                                                                      -        5.50 percent (purchased
                                                                                                        cap) and 6.50 percent
                                                                                                        (sold cap) or below 4.50
-----------------------------------                                                   ----------        percent (sold floor).
        Total                                                                                 61
-----------------------------------                                                   ----------
                                                                                                  (CONTINUED)

                                                                  T-22





Table 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------

                                                                WEIGHTED
                                                          AVERAGE RATE(B)                ESTIMATED
                                                   -----------------------  ----------------------
                                                                            MATURITY
JUNE 30, 1999                           NOTIONAL                               IN         FAIR
(IN MILLIONS)                             AMOUNT   RECEIVE            PAY    YEARS(C)    VALUE(D)             COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  (CONTINUED)
  Interest rate caps               $       5,000          -             -      1.00                     Converts floating rate
    Carrying amount                                                                 $        19         deposits to fixed rate
    Unrealized gross gain                                                                    18         when LIBOR is above 5.44
    Unrealized gross loss                                                                      -        percent.
                                                                                      ----------
        Total                                                                                37
                                                                                      ----------
  Other derivatives                          170          -             -      4.08                     Includes primarily
    Carrying amount                                                                           1         interest rate floors that
    Unrealized gross gain                                                                     -         offset corresponding
    Unrealized gross loss                                                                    (1)        floors in floating rate
                                                                                      ----------        long-term debt.
        Total                                                                                  -
-------------------------------------------------                                     ----------
        Total liability rate
          conversions              $      33,653          -             -      5.55 $       334
------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES
  Basis swaps                      $         783      5.02 %       5.46 %      3.61                     Converts LIBOR reset
    Carrying amount                                                                 $          -        rates on pay variable
    Unrealized gross gain                                                                      -        swaps under asset rate
    Unrealized gross loss                                                                      -        conversions to commercial
                                                                                                        paper rates.
                                                                                      ----------
        Total                                                                                  -
                                                                                      ----------
  Interest rate caps                      12,119          -             -      0.83                     $9.9 billion locks in
    Carrying amount                                                                           25        reset rates on pay
    Unrealized gross gain                                                                      -        variable swaps under
    Unrealized gross loss                                                                    (13)       asset and liability rate
                                                                                                        conversions when LIBOR is
                                                                                                        above 6.26 percent. $2.2
                                                                                                        billion locks in 1-year
                                                                                                        CMT rates at 5.70 percent
                                                                                                        to cap pay variable swaps
                                                                                      ----------        under asset and liability
        Total                                                                                 12        rate conversions.
                                                                                      ----------
  Short eurodollar futures                 8,166          -             -      0.25                     Locks in LIBOR reset
    Carrying amount                                                                            -        rates on pay variable
    Unrealized gross gain                                                                      8        swaps under asset or
    Unrealized gross loss                                                                      -        liability rate
                                                                                                        conversions. $3.9 billion
                                                                                                        effective September 1999;
                                                                                      ----------        and $4.3 billion,
        Total                                                                                  8        December 1999.
                                                                                      ----------
  Collar on eurodollar futures             4,333          -             -      0.46                     Purchased call options
    Carrying amount                                                                            -        and written put options
    Unrealized gross gain                                                                      -        on eurodollar futures
    Unrealized gross loss                                                                     (1)       that offset the December
                                                                                                        1999 short eurodollar
                                                                                      ----------        futures contracts.
        Total                                                                                 (1)
-------------------------------------------------                                     ----------
        Total rate sensitivity
          hedges                   $      25,401          -             -      0.67 $         19
------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b)  Weighted average receive rates are fixed rates set at the time the contract was transacted. Weighted average pay rates are generally based on one-to-six month LIBOR, and they are pay rates in effect as of June 30, 1999.
(c)  Estimated maturity approximates average life.
(d) Carrying amount includes accrued interest receivable or payable and unamortized premiums paid or received.

Table 18
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)
----------------------------------------------------------------------------------------------------------------------------
JUNE 30, 1999                                    1 YEAR           1 -2         2 -5         5 -10     AFTER 10
(IN MILLIONS)                                   OR LESS          YEARS        YEARS         YEARS        YEARS        TOTAL
----------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount - swaps                    $     11,728          3,059        2,719           481          306       18,293
Notional amount - other                    $      3,295            260          269         6,262            -       10,086
Weighted average receive rate (b)                  6.63%          6.01         6.04          5.82         6.92         6.42
Estimated fair value                       $         94             35           10          (120)           7           26
----------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount - swaps                    $      1,001            458        1,950        11,419        7,655       22,483
Notional amount - other                    $             -       5,000        6,170             -            -       11,170
Weighted average receive rate (b)                  6.86%          6.51         6.60          6.62         6.23         6.63
Estimated fair value                       $          5             45           97           259          (72)         334
----------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount - swaps                    $         77             82          442           182             -         783
Notional amount - other                    $     22,375              -        2,243             -             -      24,618
Weighted average receive rate (b)                  5.02%          5.02         5.02          5.02             -        5.02
Estimated fair value                       $          7              -           12             -             -          19
----------------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Weighted average receive rates include the impact of interest rate swaps only.

Table 19
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)
-------------------------------------------------------------------------------------------------------------------------


                                                                          ASSET      LIABILITY        RATE
                                                                           RATE           RATE   SENSITIVITY
(IN MILLIONS)                                                        CONVERSIONS   CONVERSIONS       HEDGES        TOTAL
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                       $       25,908          9,068       14,454       49,430
Additions                                                                 3,159         25,450       25,372       53,981
Maturities/Amortizations                                                 (2,075)          (865)      (8,916)     (11,856)
Terminations/Redesignations                                               1,387              -       (5,509)      (4,122)
-------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999                                           $       28,379         33,653       25,401       87,433
-------------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES
--------------------------------------------------------------------------------------------------------------------------------
                                                                       SECOND QUARTER 1999                    FIRST QUARTER 1999
                                                       -----------------------------------   -----------------------------------

                                                                                   AVERAGE                               AVERAGE
                                                                     INTEREST        RATES                   INTEREST      RATES
                                                           AVERAGE    INCOME/      EARNED/        AVERAGE     INCOME/    EARNED/
(IN MILLIONS)                                             BALANCES    EXPENSE         PAID       BALANCES     EXPENSE       PAID
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                       $         574          7         4.27 % $      1,322          17       5.42 %
Federal funds sold and securities
  purchased under resale agreements                          7,989         93         4.68         11,332         123       4.40
Trading account assets (a)                                   9,141        139         6.09          7,984         118       5.97
Securities available for sale (a)                           38,996        646         6.63         38,074         628       6.60
Investment securities (a)
  U.S. Government and other                                  1,192         19         6.50          1,240          22       6.97
  State, county and municipal                                  719         19        10.59            735          19      10.55
------------------------------------------------------------------------------                 -----------------------
        Total investment securities                          1,911         38         8.03          1,975          41       8.30
------------------------------------------------------------------------------                 -----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural                  52,714      1,013         7.71         53,418         996       7.55
    Real estate - construction and other                     2,668         50         7.44          2,613          49       7.61
    Real estate - mortgage                                   8,446        159         7.56          8,532         167       7.94
    Lease financing                                          4,956        161        13.03          4,792         150      12.49
    Foreign                                                  4,223         65         6.17          4,393          64       5.94
------------------------------------------------------------------------------                  ----------------------
        Total commercial                                    73,007      1,448         7.95         73,748       1,426       7.83
------------------------------------------------------------------------------                  ----------------------
  Retail
    Real estate - mortgage                                  23,680        414         6.98         21,774         394       7.25
    Installment loans - Bankcard (c)                         2,620         89        13.73          2,650          88      13.22
    Installment loans - other and vehicle leasing           36,017        783         8.71         35,736         768       8.67
------------------------------------------------------------------------------                 -----------------------
        Total retail                                        62,317      1,286         8.26         60,160       1,250       8.36
------------------------------------------------------------------------------                 -----------------------
        Total loans                                        135,324      2,734         8.10        133,908       2,676       8.06
------------------------------------------------------------------------------                 -----------------------
        Total earning assets                               193,935      3,657         7.55        194,595       3,603       7.46
                                                                    -----------------------                 ---------------------
Cash and due from banks                                      9,544                                 10,134
Other assets                                                20,898                                 19,958
-------------------------------------------------------------------                            -----------
        Total assets                                 $     224,377                           $    224,687
-------------------------------------------------------------------                            -----------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                                37,839        242         2.57         37,953         244       2.60
    Money market accounts (d)                               20,131        153         3.06         20,422         157       3.11
    Other consumer time                                     33,500        421         5.04         35,114         448       5.18
    Foreign (d)                                              5,167         58         4.46          5,243          60       4.71
    Other time                                               5,293         80         6.05          5,534          83       6.04
------------------------------------------------------------------------------                 -----------------------
        Total interest-bearing deposits                    101,930        954         3.75        104,266         992       3.86
  Federal funds purchased and securities
    sold under repurchase agreements                        28,688        332         4.64         26,782         309       4.68
  Commercial paper                                           2,087         23         4.42          1,982          23       4.73
  Other short-term borrowings                                8,117        101         4.98         11,280         135       4.86
  Long-term debt                                            27,129        369         5.44         23,968         333       5.55
------------------------------------------------------------------------------                 -----------------------
        Total interest-bearing liabilities                 167,951      1,779         4.24        168,278       1,792       4.31
                                                                    -----------------------                 ---------------------
  Noninterest-bearing deposits                              31,862                                 31,996
  Other liabilities                                          8,442                                  8,108
  Stockholders' equity                                      16,122                                 16,305
-------------------------------------------------------------------                            -----------
         Total liabilities and stockholders' equity  $     224,377                           $    224,687
-------------------------------------------------------------------                            -----------
Interest income and rate earned                                    $    3,657         7.55 %              $     3,603       7.46 %
Interest expense and equivalent rate paid                               1,779         3.67                      1,792       3.72
                                                                    -----------------------                 ---------------------

Net interest income and margin                                     $    1,878         3.88 %              $     1,811       3.74 %
-------------------------------------------------------------------------------------------                 ---------------------

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.


     -------------------------------------------------------------------------------------------------------------------------------

                     FOURTH QUARTER 1998                            THIRD QUARTER 1998                         SECOND QUARTER 1998
     -----------------------------------         -------------------------------------       ---------------------------------------

                                 AVERAGE                                       AVERAGE                                     AVERAGE
                    INTEREST       RATES                         INTEREST        RATES                       INTEREST        RATES
        AVERAGE      INCOME/     EARNED/             AVERAGE      INCOME/      EARNED/           AVERAGE      INCOME/      EARNED/
       BALANCES      EXPENSE        PAID            BALANCES      EXPENSE         PAID          BALANCES      EXPENSE         PAID
     ------------------------------------------------------------------------------------------------------------------------------

 $        1,749           25        5.72  %    $       1,752           25         5.76 %   $       2,872           43         5.88 %

         13,558          157        4.62              14,331          189         5.19            11,842          151         5.18
         10,596          189        7.05              10,235          167         6.50             7,655          109         5.76
         38,287          625        6.52              36,677          609         6.64            35,593          589         6.61

          1,290           24        7.35               1,366           25         7.26             1,866           32         6.89
            765           20       10.40                 812           21        10.40               907           23        10.04
     ------------------------                    -------------------------                   -------------------------
          2,055           44        8.48               2,178           46         8.43             2,773           55         7.92
     ------------------------                    -------------------------                   -------------------------


         52,473          996        7.53              50,049          984         7.80            49,717          991         7.99
          2,756           56        8.04               2,921           62         8.50             3,001           63         8.49
          8,745          181        8.21               9,523          210         8.75             9,988          212         8.52
          4,590          134       11.74               4,563          131        11.48             4,407          124        11.22
          4,797           77        6.37               4,257           75         7.02             4,123           69         6.69
     ------------------------                    -------------------------                   -------------------------
         73,361        1,444        7.82              71,313        1,462         8.14            71,236        1,459         8.21
     ------------------------                    -------------------------                   -------------------------

         24,561          454        7.38              26,072          488         7.48            26,300          495         7.54
          2,708           92       13.52               3,957          156        15.80             3,931          149        15.14
         33,844          769        9.04              33,708          780         9.20            30,679          704         9.19
     ------------------------                    -------------------------                   -------------------------
         61,113        1,315        8.57              63,737        1,424         8.91            60,910        1,348         8.86
     ------------------------                    -------------------------                   -------------------------
        134,474        2,759        8.16             135,050        2,886         8.50           132,146        2,807         8.51
     ------------------------                    -------------------------                   -------------------------
        200,719        3,799        7.53             200,223        3,922         7.80           192,881        3,754         7.80
                  -----------------------                      ------------------------                    ------------------------
          9,491                                        8,780                                       9,282
         20,515                                       20,120                                      16,777
     -----------                                 ------------                                ------------
 $      230,725                                $     229,123                               $     218,940
     -----------                                 ------------                                ------------



         36,101          246        2.71              33,874          229         2.68            34,358          226         2.64
         21,992          185        3.32              23,594          201         3.38            23,391          196         3.35
         36,341          487        5.31              37,501          506         5.36            37,927          505         5.35
          5,221           66        5.06               4,797           68         5.57             3,737           49         5.35
          6,205           90        5.79               6,068           93         6.05             6,596          110         6.67
     ------------------------                    -------------------------                   -------------------------
        105,860        1,074        4.03             105,834        1,097         4.11           106,009        1,086         4.11

         31,340          385        4.87              35,902          473         5.23            34,775          445         5.13
          2,071           25        4.77               1,742           24         5.44             2,066           27         5.33
         13,128          174        5.26              14,642          201         5.47             9,273          121         5.21
         20,944          312        5.96              16,070          253         6.24            14,344          243         6.77
     ------------------------                    -------------------------                   -------------------------
        173,343        1,970        4.52             174,190        2,048         4.65           166,467        1,922         4.63
                  -----------------------                      ------------------------                    ------------------------
         31,600                                       30,380                                      31,032
          8,673                                        7,787                                       6,560
         17,109                                       16,766                                      14,881
     -----------                                 ------------                                ------------
 $      230,725                                $     229,123                               $     218,940
     -----------                                 ------------                                ------------
                $      3,799        7.53  %                  $      3,922         7.80 %                 $      3,754         7.80 %
                       1,970        3.90                            2,048         4.06                          1,922         4.00
                  -----------------------                      ------------------------                    ------------------------
                $      1,829        3.63  %                  $      1,874         3.74 %                 $      1,832         3.80 %
                  -----------------------                      ------------------------                    ------------------------

(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued. (c) Installment loans - Bankcard include credit card, ICR, signature and First Choice. (d) Amounts presented for each of the four quarters ended March 31, 1999, have been restated to conform to amounts presented in the second quarter of 1999.


FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES
------------------------------------------------------------------------------------------------------------------------------------
                                                                   SIX MONTHS ENDED 1999                    SIX MONTHS ENDED 1998
                                                     -----------------------------------        ------------------------------------
                                                                                 AVERAGE                                  AVERAGE
                                                                     INTEREST      RATES                      INTEREST      RATES
                                                          AVERAGE     INCOME/    EARNED/          AVERAGE      INCOME/    EARNED/
(IN MILLIONS)                                            BALANCES     EXPENSE       PAID         BALANCES      EXPENSE       PAID
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                      $         946          24       5.07 %   $      2,921           84       5.77 %
Federal funds sold and securities
  purchased under resale agreements                         9,651         216       4.52           10,791          280       5.26
Trading account assets (a)                                  8,566         257       6.03            6,750          199       5.95
Securities available for sale (a)                          38,537       1,274       6.61           32,835        1,088       6.64
Investment securities (a)
  U.S. Government and other                                 1,216          41       6.74            2,134           72       6.78
  State, county and municipal                                 727          38      10.57              946           47       9.88
--------------------------------------------------------------------------------                ----------------------
        Total investment securities                         1,943          79       8.17            3,080          119       7.73
--------------------------------------------------------------------------------                ----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural                 53,064       2,009       7.63           48,880        1,946       8.03
    Real estate - construction and other                    2,640          99       7.52            2,987          127       8.56
    Real estate - mortgage                                  8,489         326       7.75           10,200          430       8.51
    Lease financing                                         4,874         311      12.77            4,328          237      10.94
    Foreign                                                 4,308         129       6.05            4,064          135       6.69
--------------------------------------------------------------------------------                ----------------------
        Total commercial                                   73,375       2,874       7.89           70,459        2,875       8.22
--------------------------------------------------------------------------------                ----------------------
  Retail
    Real estate - mortgage                                 22,732         808       7.11           26,924        1,026       7.63
    Installment loans - Bankcard (c)                        2,635         177      13.47            3,941          318      16.12
    Installment loans - other and vehicle leasing          35,878       1,551       8.69           30,358        1,395       9.25
--------------------------------------------------------------------------------                ----------------------
        Total retail                                       61,245       2,536       8.31           61,223        2,739       8.98
--------------------------------------------------------------------------------                ----------------------
        Total loans                                       134,620       5,410       8.08          131,682        5,614       8.57
--------------------------------------------------------------------------------                ----------------------
        Total earning assets                              194,263       7,260       7.51          188,059        7,384       7.89
                                                                      -------------------                       ------------------
Cash and due from banks                                     9,837                                   9,129
Other assets                                               20,431                                  17,709
-----------------------------------------------------------------                              ----------
        Total assets                                $     224,531                            $    214,897
-----------------------------------------------------------------                              ----------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                               37,896         486       2.59           34,845          462       2.67
    Money market accounts (d)                              20,276         310       3.08           22,690          369       3.28
    Other consumer time                                    34,302         869       5.11           37,666          994       5.32
    Foreign (d)                                             5,205         118       4.59            3,841          104       5.48
    Other time                                              5,413         163       6.04            6,551          216       6.65
--------------------------------------------------------------------------------                ----------------------
        Total interest-bearing deposits                   103,092       1,946       3.81          105,593        2,145       4.10
  Federal funds purchased and securities
    sold under repurchase agreements                       27,741         641       4.66           32,612          818       5.06
  Commercial paper                                          2,034          46       4.57            2,003           53       5.38
  Other short-term borrowings                               9,690         236       4.91            8,287          220       5.33
  Long-term debt                                           25,557         702       5.49           13,991          457       6.53
--------------------------------------------------------------------------------                ----------------------
        Total interest-bearing liabilities                168,114       3,571       4.28          162,486        3,693       4.58
                                                                      -------------------                       ------------------
  Noninterest-bearing deposits                             31,929                                  30,222
  Other liabilities                                         8,275                                   6,866
  Stockholders' equity                                     16,213                                  15,323
-----------------------------------------------------------------                              ----------
         Total liabilities and stockholders' equity $     224,531                            $    214,897
-----------------------------------------------------------------                              ----------
Interest income and rate earned                                   $     7,260       7.51 %                $      7,384       7.89 %
Interest expense and equivalent rate paid                               3,571       3.70                         3,693       3.95
-----------------------------------------------------------------------------------------                  -----------------------
Net interest income and margin                                    $     3,689       3.81 %                $      3,691       3.94 %
-----------------------------------------------------------------------------------------                  -----------------------


(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes. (b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.


         -----------------------------------------------------------------------
            YEAR ENDED 1998                               NINE MONTHS ENDED 1998
         ------------------                               ----------------------

                                 AVERAGE                                 AVERAGE
                    INTEREST       RATES                     INTEREST      RATES
        AVERAGE      INCOME/     EARNED/         AVERAGE      INCOME/    EARNED/
       BALANCES      EXPENSE        PAID        BALANCES      EXPENSE       PAID
       -------------------------------------------------------------------------

  $       2,331          134        5.76%  $      2,527          109       5.76%


         12,381          626        5.06          11,984          469       5.23
          8,598          555        6.46           7,925          366       6.19
         35,177        2,322        6.60          34,129        1,697       6.63


          1,727          121        6.99           1,875           97       6.90
            867           88       10.12             901           68      10.04
       ----------------------                   ----------------------
          2,594          209        8.04           2,776          165       7.92
       ----------------------                   ----------------------

         50,080        3,926        7.84          49,274        2,930       7.95
          2,912          245        8.42           2,964          189       8.54
          9,663          821        8.50           9,972          640       8.58
          4,454          502       11.28           4,408          368      11.12
          4,297          287        6.68           4,129          210       6.80
       ----------------------                   ----------------------
         71,406        5,781        8.10          70,747        4,337       8.19
       ----------------------                   ----------------------

         26,114        1,968        7.54          26,637        1,514       7.58
          3,634          566       15.56           3,946          474      16.01
         32,081        2,944        9.18          31,487        2,175       9.23
       ----------------------                   ----------------------
         61,829        5,478        8.86          62,070        4,163       8.95
       ----------------------                   ----------------------
        133,235       11,259        8.45         132,817        8,500       8.55
       ----------------------                   ----------------------
        194,316       15,105        7.77         192,158       11,306       7.86
                   ----------------------                    ------------------
          9,132                                    9,012
         19,024                                   18,521
        -------                                  -------
  $     222,472                             $    219,691
        -------                                  -------


         34,917          937        2.68          34,518          691       2.68
         22,742          755        3.32          22,994          570       3.31
         37,291        1,987        5.33          37,611        1,500       5.33
          4,429          238        5.38           4,163          172       5.52
          6,342          399        6.29           6,388          309       6.46
        ----------------------                  ----------------------
        105,721        4,316        4.08         105,674        3,242       4.10


         33,121        1,676        5.06          33,721        1,291       5.12
          1,954          102        5.23           1,915           77       5.40
         11,109          595        5.36          10,428          421       5.40
         16,268        1,022        6.28          14,692          710       6.44
       ----------------------                   ----------------------
        168,173        7,711        4.59         166,430        5,741       4.61
                    ----------------------                    ------------------
         30,609                                   30,275
          7,553                                    7,176
         16,137                                   15,810
        -------                                  -------
  $     222,472                             $    219,691
        -------                                  -------

                  $   15,105        7.77%                  $   11,306       7.86%
                       7,711        3.96                        5,741       4.00
                   ----------------------                   --------------------
                  $    7,394        3.81%                  $    5,565       3.86%
                   ----------------------                   --------------------


(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice. (d) Amounts presented for the six months, year and nine months ended 1998, have been restated to conform to amounts presented for the six months ended 1999.


FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------------------------------------------------

                                                                                     1999                                    1998
                                                                --------------------------   ------------------------------------
                                                                      SECOND        FIRST       FOURTH        THIRD        SECOND
(IN MILLIONS, EXCEPT PER SHARE DATA)                                 QUARTER      QUARTER      QUARTER      QUARTER       QUARTER
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                      $         8,143        9,968       11,192        9,491         9,708
Interest-bearing bank balances                                           335          699        2,916        1,872         2,139
Federal funds sold and securities
  purchased under resale agreements                                    8,373        8,988       14,529       15,090        11,753
----------------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                               16,851       19,655       28,637       26,453        23,600
----------------------------------------------------------------------------------------------------------------------------------
Trading account assets                                                12,244       10,280        9,759       12,123         9,774
Securities available for sale                                         45,659       39,417       37,434       38,052        36,798
Investment securities                                                  1,871        2,006        2,025        2,121         2,229
Loans, net of unearned income                                        133,579      133,416      135,383      135,689       137,390
  Allowance for loan losses                                           (1,785)      (1,826)      (1,826)      (1,882)       (1,870)
----------------------------------------------------------------------------------------------------------------------------------
        Loans, net                                                   131,794      131,590      133,557      133,807       135,520
----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                 5,080        5,098        5,067        5,079         5,088
Due from customers on acceptances                                        883          769        1,268        1,026         1,091
Other intangible assets                                                4,934        4,983        5,036        5,105         5,169
Other assets                                                          10,595        9,157       14,580       10,814         9,727
----------------------------------------------------------------------------------------------------------------------------------
        Total assets                                         $       229,911      222,955      237,363      234,580       228,996
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                        31,703       31,757       35,614       30,504        33,169
  Interest-bearing deposits                                          101,900      102,467      106,853      104,024       105,429
----------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                               133,603      134,224      142,467      134,528       138,598
Short-term borrowings                                                 39,262       37,377       41,438       51,807        48,897
Bank acceptances outstanding                                             883          769        1,281        1,037         1,106
Other liabilities                                                     10,066        9,496       12,055       11,062         8,884
Long-term debt                                                        30,350       24,858       22,949       18,776        14,985
----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                            214,164      206,724      220,190      217,210       212,470
----------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                             -             -           -            -            -
Common stock, $3.33-1/3 par value;
  authorized 2 billion shares                                          3,188        3,227        3,274        3,301         3,294
Paid-in capital                                                        5,103        4,906        4,305        4,226         4,190
Retained earnings                                                      7,805        8,106        9,187        9,287         8,708
Accumulated other comprehensive income, net                             (349)          (8)         407          556           334
----------------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                    15,747       16,231       17,173       17,370        16,526
----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity           $       229,911      222,955      237,363      234,580       228,996
----------------------------------------------------------------------------------------------------------------------------------
MEMORANDA
Securities available for sale - amortized cost               $        46,187       39,419       36,798       37,185        36,280
Investment securities - market value                         $         1,954        2,128        2,162        2,265         2,365
Shares outstanding (In thousands)                                    956,286      968,139      982,223      990,373       988,150
----------------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------------------------------------------------------------------------------------------------

                                                                              1999                                    1998
                                                         --------------------------  --------------------------------------

                                                              SECOND         FIRST       FOURTH         THIRD       SECOND
(IN MILLIONS, EXCEPT PER SHARE DATA)                         QUARTER       QUARTER      QUARTER       QUARTER      QUARTER
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                 $   2,714         2,656        2,741         2,869        2,794
Interest and dividends on securities available for sale          641           624          621           604          583
Interest and dividends on investment securities                   32            35           38            39           48
Trading account interest                                         137           117          186           165          108
Other interest income                                            100           140          182           214          194
---------------------------------------------------------------------------------------------------------------------------
        Total interest income                                  3,624         3,572        3,768         3,891        3,727
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                             954           992        1,074         1,097        1,086
Interest on short-term borrowings                                456           467          584           698          593
Interest on long-term debt                                       369           333          312           253          243
---------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                 1,779         1,792        1,970         2,048        1,922
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                            1,845         1,780        1,798         1,843        1,805
Provision for loan losses                                        180           164          167           239          150
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses            1,665         1,616        1,631         1,604        1,655
---------------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Capital markets
  Trading account profit (loss)                                  103           112           93           (73)          69
  Securities transactions - equity investments                    37            52               -         17           83
  Investment banking                                             115           205          140            74          120
  Other capital markets income                                   108           114          109           134          108
---------------------------------------------------------------------------------------------------------------------------
        Total capital markets                                    363           483          342           152          380
Capital management                                               520           499          474           454          448
Residential mortgage                                             118           195          172           183          145
Service charges on deposit accounts                              277           287          290           275          273
Fees for other banking services                                   87            90           86            94          105
Securities transactions - portfolio                               (1)           25           98           211           25
Securitization                                                   149            71          120            93           18
Sundry (a)                                                       193           300          160           351          137
---------------------------------------------------------------------------------------------------------------------------
        Total fee and other income                             1,706         1,950        1,742         1,813        1,531
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                 1,130         1,184        1,180         1,042        1,044
Occupancy                                                        130           142          135           150          139
Equipment                                                        182           203          194           174          172
Advertising                                                       64            61           68            69           49
Communications and supplies                                      117           123          136           127          110
Professional and consulting fees                                  83            66           91            67           63
Other intangible amortization                                     95            96           98            99           76
Merger-related and restructuring charges                               -       398          205            24          954
Sundry expense                                                   252           236          380           170          202
---------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                              2,053         2,509        2,487         1,922        2,809
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                     1,318         1,057          886         1,495          377
Income taxes (b)                                                 445           351           29           500          128
---------------------------------------------------------------------------------------------------------------------------
        Net income                                        $      873           706          857           995          249
---------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings                                            $     0.92          0.73         0.87          1.02         0.27
Diluted earnings                                                0.90          0.73         0.87          1.01         0.26
Cash dividends                                            $     0.47          0.47         0.42          0.42         0.37
AVERAGE SHARES (IN THOUSANDS)
Basic                                                        954,548       959,833      980,006       981,659      949,750
Diluted                                                      961,793       968,626      990,890       993,208      962,160
---------------------------------------------------------------------------------------------------------------------------

(a) The second quarter of 1999 includes a gain of $109 million ($72 million after tax) on the sale of net assets associated with our factoring business. The first quarter of 1999 includes a gain of $182 million ($118 million after tax) on the sale of our investment in Electronic Payment Services, Inc.
(b) Certain corporate and interstate banking entities were reorganized, which resulted in a reduction in the effective federal income tax rate in the fourth quarter of 1998.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------------------
                                                                                                       SIX MONTHS ENDED
                                                                                                                JUNE 30,
                                                                                                -------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                                                                   1999         1998
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                                    $       5,370        5,586
Interest and dividends on securities available for sale                                               1,265        1,079
Interest and dividends on investment securities                                                          67          105
Trading account interest                                                                                254          195
Other interest income                                                                                   240          364
-------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                                         7,196        7,329
-------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                                  1,946        2,145
Interest on short-term borrowings                                                                       923        1,091
Interest on long-term debt                                                                              702          457
-------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                                        3,571        3,693
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                                   3,625        3,636
Provision for loan losses                                                                               344          285
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                                   3,281        3,351
-------------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Capital markets
  Trading account profits                                                                               215          104
  Securities transactions - equity investments                                                           89           83
  Investment banking                                                                                    320          244
  Other capital markets income                                                                          222          231
-------------------------------------------------------------------------------------------------------------------------
        Total capital markets                                                                           846          662
Capital management                                                                                    1,019          877
Residential mortgage                                                                                    313          178
Service charges on deposit accounts                                                                     564          546
Fees for other banking services                                                                         177          196
Securities transactions - portfolio                                                                      24           48
Securitization                                                                                          220           35
Sundry (a)                                                                                              493          338
-------------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                                                    3,656        2,880
-------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                                                        2,314        2,028
Occupancy                                                                                               272          276
Equipment                                                                                               385          355
Advertising                                                                                             125           86
Communications and supplies                                                                             240          217
Professional and consulting fees                                                                        149          153
Other intangible amortization                                                                           191          151
Merger-related and restructuring charges                                                                398          983
Sundry expense                                                                                          488          398
-------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                                     4,562        4,647
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                            2,375        1,584
Income taxes                                                                                            796          545
-------------------------------------------------------------------------------------------------------------------------
        Net income                                                                            $       1,579        1,039
-------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings                                                                                $        1.65         1.09
Diluted earnings                                                                                       1.63         1.07
Cash dividends                                                                                $        0.94         0.74
AVERAGE SHARES (IN THOUSANDS)
Basic                                                                                               957,191      957,430
Diluted                                                                                             964,963      969,180
-------------------------------------------------------------------------------------------------------------------------

(a) The first six months of 1999 includes a gain of $109 million ($72 million after tax) on the sale of net assets associated with our factoring business and a gain of $182 million ($118 million after tax) on the sale of our investment in Electronic Payment Services, Inc.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------------
                                                                                                        SIX MONTHS ENDED
                                                                                                                 JUNE 30,
                                                                                                  ------------------------
(IN MILLIONS)                                                                                           1999         1998
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                     $       1,579        1,039
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                                   204           86
  Provision for loan losses                                                                              344          285
  Securitization gains                                                                                  (220)          35
  Gain on sale of mortgage servicing rights                                                              (38)          (4)
  Securities available for sale transactions                                                            (113)        (127)
  Investment securities transactions                                                                       -           (4)
  Depreciation and amortization                                                                          489          497
  Trading account assets, net                                                                         (3,983)      (2,607)
  Mortgage loans held for resale                                                                         861       (1,107)
  Gain on sales of premises and equipment                                                                 (3)          (6)
  Other assets, net                                                                                    4,450        3,090
  Other liabilities, net                                                                              (1,989)         543
--------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                                      1,581        1,720
--------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                              15,839        7,013
  Maturities of securities available for sale                                                          2,563        2,419
  Purchases of securities available for sale                                                         (18,758)     (22,559)
  Calls and underdeliveries of investment securities                                                       -          387
  Maturities of investment securities                                                                    284        1,111
  Purchases of investment securities                                                                    (134)        (197)
  Origination of loans, net                                                                           (6,839)      (2,238)
  Sales of premises and equipment                                                                        122           93
  Purchases of premises and equipment                                                                   (440)        (497)
  Other intangible assets, net                                                                           (89)        (110)
  Purchase of bank-owned separate account life insurance                                                 (27)         (56)
  Cash equivalents acquired, net of purchases of banking organizations                                     -          366
--------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                         (7,479)     (14,268)
--------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Purchases (sales) of deposits, net                                                                  (8,864)       1,270
  Securities sold under repurchase agreements and other short-term borrowings, net                    (2,176)      14,984
  Issuances of long-term debt                                                                          9,310        2,535
  Payments of long-term debt                                                                          (1,909)      (2,159)
  Sales of common stock                                                                                  360          762
  Purchases of common stock                                                                           (1,708)      (2,439)
  Cash dividends paid                                                                                   (901)        (693)
--------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                              (5,888)      14,260
--------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                             (11,786)       1,712
        Cash and cash equivalents, beginning of year                                                  28,637       21,888
--------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of period                                               $      16,851       23,600
--------------------------------------------------------------------------------------------------------------------------
NONCASH ITEMS
Increase in securities available for sale and a decrease in trading accounts                   $       1,498            -
Increase in securities available for sale and a decrease in loans                                      7,622            -
Increase in foreclosed properties and a decrease in loans                                                  5            2
Issuance of common stock for purchase accounting acquisitions                                  $           -        2,540
--------------------------------------------------------------------------------------------------------------------------


                                    COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
----------------------------------------------------------------------------------------------------------------------------------



                                                           SIX
                                                        MONTHS                                            YEARS ENDED DECEMBER 31,
                                                         ENDED    ----------------------------------------------------------------
                                                      JUNE 30,
                                                          1999           1998         1997         1996         1995         1994
                                                    ------------------------------------------------------------------------------
EXCLUDING INTEREST
  ON DEPOSITS
  Pretax income from continuing
    operations                                    $      2,375          3,965        3,793        3,534        3,409        2,747
  Fixed charges, excluding capitalized
    interest                                             1,677          3,504        2,526        2,224        1,821        1,110
----------------------------------------------------------------------------------------------------------------------------------
        Earnings                              (A) $      4,052          7,469        6,319        5,758        5,230        3,857
----------------------------------------------------------------------------------------------------------------------------------
Interest, excluding interest on deposits          $      1,625          3,395        2,420        2,120        1,716        1,013
One-third of rents                                          52            109          106          104          105           97
Capitalized interest                                         -              -            -            5            4            1
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        Fixed charges                         (B) $      1,677          3,504        2,526        2,229        1,825        1,111
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Consolidated ratios of earnings to
  fixed charges, excluding interest
  on deposits                                 (A)/(B)     2.42 X         2.13         2.50         2.58         2.87         3.47
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INCLUDING INTEREST
  ON DEPOSITS
  Pretax income from continuing
    operations                                    $      2,375          3,965        3,793        3,534        3,409        2,747
  Fixed charges, excluding capitalized
    interest                                             3,623          7,820        6,674        6,255        5,837        3,836
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        Earnings                              (C) $      5,998         11,785       10,467        9,789        9,246        6,583
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Interest, including interest on deposits          $      3,571          7,711        6,568        6,151        5,732        3,739
One-third of rents                                          52            109          106          104          105           97
Capitalized interest                                         -              -            -            5            4            1
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        Fixed charges                         (D) $      3,623          7,820        6,674        6,260        5,841        3,837
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Consolidated ratios of earnings to
  fixed charges, including interest
  on deposits                                 (C)/(D)     1.66 X         1.51         1.57         1.56         1.58         1.72
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